Exhibit 10.1

MEMBERSHIP UNIT PURCHASE AGREEMENT among TRANSCAT, INC., MARTIN HOLDING INC. and RICHARD L. BRION

Dated December 10, 2024

Table of Contents

Article I. THE TRANSACTION		2
1.1	Purchase Transaction	2
1.2	Purchase Price; Payment	2
1.3	Closing Statement; Adjustment	3
1.4	Payment of Indebtedness and Company Transaction Expenses	5
1.5	Escrow	6
1.6	Transfer of Assets Prior to Closing	6
1.7	Transaction Bonuses	6
Article II. CLOSING		6
2.1	Closing Date	6
2.2	Closing Deliveries	7
Article III. REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES		9
3.1	Authority; Execution and Delivery	9
3.2	Organization	9
3.3	No Conflict; Consents	9
3.4	Capitalization; Title to Company Units	10
3.5	Subsidiaries	11
3.6	Financial Statements; Undisclosed Liabilities	11
3.7	Absence of Certain Changes or Events	11
3.8	Title, Condition and Sufficiency of Assets	12
3.9	Real Property	13
3.10	Accounts Receivable	14
3.11	Intellectual Property	14
3.12	Material Contracts	15
3.13	Litigation	16
3.14	Compliance with Laws; Permits	17
3.15	Environmental Matters	17
3.16	Taxes	17
3.17	Employee Relations	20
3.18	Employee Benefit Matters	21
3.19	Transactions with Related Parties	23
3.20	Insurance	24
3.21	Relationship with Significant Customers	24
3.22	Relationship with Significant Suppliers	25
3.23	Anti-Corruption Laws	25
3.24	Privacy Laws	25
3.25	Product and Service Warranties	26
3.26	Banking Relationships	26
3.27	Inventory	26
3.28	Books and Records	26
3.29	Purchase for Investment	26
3.30	Legend	27

3.31	Registration Rights	27
3.32	Sophisticated Investor	27
3.33	Existing Ownership	27
3.34	No General Solicitation	27
3.35	Reliance on Exemptions	27
3.36	Brokers	28
3.37	No Other Representations and Warranties	28
Article IV. REPRESENTATIONS AND WARRANTIES OF BUYER		28
4.1	Organization	28
4.2	Authority	28
4.3	No Conflict	28
4.4	Consents	29
4.5	Litigation	29
4.6	Company Shares	29
4.7	Brokers	29
4.8	Sufficiency of Funds	29
4.9	Investment Intent	30
4.10	Independent Investigation; Acknowledgement	30
4.11	No Other Representations and Warranties	30
Article V. COVENANTS		30
5.1	Confidentiality	30
5.2	Restrictive Covenants	31
5.3	Nondisparagement	32
5.4	Further Assurances	32
5.5	Release	32
5.6	Representation & Warranty Insurance	32
5.7	Termination of 401(k) Plan	33
Article VI. Tax Matters		33
6.1	Tax Indemnification	33
6.2	Straddle Period	33
6.3	Transfer Taxes	33
6.4	Cooperation on Tax Matters	34
6.5	Responsibility for Filing Tax Returns	34
6.6	Refunds and Tax Benefits	34
6.7	Post Closing Actions	35
6.8	Tax-Sharing Agreements	35
6.9	Allocation	35
6.10	Survival	35
Article VII. SURVIVAL AND INDEMNIFICATION		35
7.1	Survival	35
7.2	General Indemnification	36
7.3	Process for Indemnification	38
7.4	Recoupment Against Escrow. The	39
7.5	Payment of Losses to Buyer Indemnified Parties	40
7.6	Remedies Exclusive	40

2

7.7	Tax Treatment	41
Article VIII. MISCELLANEOUS		41
8.1	Interpretive Provisions	41
8.2	Entire Agreement	41
8.3	Successors and Assigns	41
8.4	Headings	42
8.5	Modification and Waiver	42
8.6	Expenses	42
8.7	Notices	42
8.8	Governing Law; Venue	43
8.9	Public Announcements	43
8.10	No Third Party Beneficiaries	44
8.11	Counterparts	44
8.12	Delivery by Email or Electronic Transmission	44
8.13	Representation of Seller Parties and their Affiliates	44
Article IX. CERTAIN DEFINITIONS		45
9.1	Defined Terms	45
9.2	Other Definitions	53

Exhibit A	Description of Reorganization Documents
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Net Working Capital Example

3

MEMBERSHIP Unit PURCHASE AGREEMENT

THIS MEMBERSHIP UNIT PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 10, 2024, by and among TRANSCAT, INC., an Ohio corporation (“Buyer”), MARTIN HOLDING INC., a Minnesota corporation (“Seller”), and RICHARD L. BRION (“Shareholder” and, together with Seller, each, a “Seller Party” and, collectively, the “Seller Parties”). Buyer and the Seller Parties are referred to herein, individually, as a “Party” and together as the “Parties”.

RECITALS

A.

Prior to the Reorganization (as defined below), Shareholder owned 100 shares of the common stock (the “Predecessor Shares”) of Martin Calibration Inc., a Minnesota corporation (the “Predecessor Company”), which Predecessor Shares constituted all of the issued and outstanding capital stock of the Predecessor Company.

B.

On December 4, 2024, Seller was formed as a Minnesota corporation,

C.

On the dates indicated, the following transactions occurred (such transactions, collectively, the “Reorganization”), which transactions are intended to be treated as an F reorganization pursuant to Revenue Ruling 2008-18:

(i)

On December 5, 2024, pursuant to the terms of a Contribution and Exchange Agreement between Shareholder and Seller, Seller contributed the Predecessor Shares to Seller, in exchange for 100 shares of the common stock of Seller, which shares represent all of the issued and outstanding capital stock of Seller, resulting in the Predecessor Company becoming a wholly-owned subsidiary of Seller.

(ii)

On December 5, 2024, Seller caused the Predecessor Company to elect to be taxed as a qualified subchapter S subsidiary under the applicable provisions of Subchapter S of the Code, which election took effect as of December 5, 2024.

(iii)

On December 6, 2024, the Predecessor Company converted into Martin Calibration LLC, a Delaware limited liability company (subject to the clarification contained in Section 9.1, the “Company”), and the Company was formed as a limited liability company under the laws of the State of Delaware simultaneously therewith, by the Company’s filing of a Certificate of Conversion and Certificate of Formation for the Company with the Delaware Secretary of State and by the Predecessor Company (as converting entity) filing Articles of Conversion with the Minnesota Secretary of State, with all such filings having occurred on December 6, 2024.

(iv)

On December 6, 2024, Seller elected for the Company to be taxed as a disregarded entity.

D.

Seller will deliver a copy of all documents that effectuated the formation and corporate organization of Seller, the initial capitalization of Seller, and the Reorganization, as described on Exhibit A attached hereto (such documentation, the “Reorganization Documents”)

pursuant to Section 2.2(b)(vi), and for the avoidance of doubt, the Reorganization was completed prior to the date of this Agreement.

E.

Following the Reorganization and on the date of this Agreement, (i) Shareholder owns 100% of the issued and outstanding shares of capital stock of Seller, and (ii) Seller owns 100 membership units of the Company (the “Company Units”), which Company Units constitute all of the issued and outstanding membership units of (and a 100% membership interest in) the Company.

F.

The Seller Parties desire for Seller to sell to Buyer, and Buyer desires to purchase from Seller, all of the Company Units, in exchange for the consideration set forth herein, on the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article I.
THE TRANSACTION

1.1

Purchase Transaction. Subject to the terms and conditions of this Agreement, at Closing, Buyer shall purchase from Seller, and Seller shall sell to Buyer, free and clear of all Encumbrances other than restrictions on transfer arising pursuant to federal and state securities laws, the Company Units in exchange for the Purchase Price.

1.2

Purchase Price; Payment.

(a)

Purchase Price. Subject to the provisions of this Agreement (including, without limitation, the adjustments set forth in Section 1.3, the total purchase price (the “Purchase Price”) for the Company Units shall be $79,000,000. Subject to adjustment as provided in this Agreement including, without limitation, Section 1.3, Section 1.4 and Section 1.5), the Purchase Price shall be payable to Seller in accordance with the provisions of Section 1.2(b).

(b)

Payments at Closing. Subject to the terms and conditions of this Agreement, in payment of the Purchase Price, at Closing:

(i)

Buyer shall pay to Wilmington Trust, as escrow agent (the “Escrow Agent”), by wire transfer of immediately available funds to the account designated in writing by the Escrow Agent, the sum of $2,000,000 (the “Escrow Amount”), as further described in Section 1.5.

(ii)

Buyer shall pay and deliver to Seller the Estimated Cash Payment, by wire transfer of immediately available funds to an account that has been designated in writing by Seller.

(iii)

Buyer shall deliver to Seller 96,006 Buyer Shares (the “Closing Shares”). The number of Closing Shares to be issued to Seller was determined by dividing the

Stock Consideration Amount by the Buyer Share Price, rounded down to the nearest whole share. No fraction of a Buyer Share will be issued in payment of the Purchase Price and, if the calculation of the number of Closing Shares pursuant to this Section would otherwise result in the delivery of a fractional share without such rounding, Buyer will pay the cash value of such fractional share (as determined based on the Buyer Share Price) to Seller at Closing. Notwithstanding the foregoing, Seller hereby authorizes and directs Buyer to issue the Closing Shares in the name of, and to deliver to Closing Shares to, Shareholder, who is the sole shareholder of Seller.

(iv)

Buyer shall pay, or cause to be paid, on behalf of Seller or the Company, the Estimated Closing Indebtedness, in accordance with Section 1.4.

(v)

Buyer shall pay, or cause to be paid, on behalf of Seller or the Company, the Estimated Closing Transaction Expenses, in accordance with Section 1.4.

1.3

Closing Statement; Adjustment.

(a)

Estimated Closing Statement. On the Closing Date, Seller shall deliver to Buyer a written statement (the “Estimated Closing Statement”) in form and substance reasonably satisfactory to Buyer, setting forth Seller’s good faith estimate as of the Closing of, and the components and calculation of, (i) the estimated Closing Cash (“Estimated Closing Cash”), (ii) the Closing Working Capital (the “Estimated Closing Working Capital”), (iii) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (iv) the estimated Tax Gross-Up Payment (the “Estimated Tax Gross-Up Payment”), and (v) the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”). The Estimated Closing Statement, and the Estimated Closing Cash, Estimated Closing Working Capital, Estimated Closing Indebtedness, Estimated Tax Gross-Up Payment, and Estimated Closing Transaction Expenses shall each be calculated on a basis consistent with this Agreement, and shall be adjusted as necessary on the Closing Date to reflect any adjustments reasonably requested by Buyer and satisfactory to Seller in its reasonable discretion. The Estimated Closing Statement shall set forth the Estimated Cash Payment based on such estimates.

(b)

Delivery of Closing Statement. Within 90 days after the Closing Date, Buyer shall cause to be prepared and shall deliver to Seller a statement (the “Final Closing Statement”) setting forth in reasonable detail (i) Buyer’s calculation of (A) the Closing Cash, (B) the Closing Working Capital, (C) the Closing Indebtedness, (D) the Closing Tax Gross-Up Payment, and (E) the Closing Transaction Expenses, and (ii) the calculation of the Final Cash Payment based thereon. The Final Closing Statement shall be prepared in a manner consistent with the methodology used in preparing the Estimated Closing Statement.

(c)

Cooperation. Buyer and each Seller Party shall, and shall use reasonable efforts to cause their respective Affiliates, agents and representatives to, cooperate and assist in the preparation of the Final Closing Statement and the calculation of the Closing Cash, Closing Working Capital, Closing Indebtedness, Closing Tax Gross-Up Payment and Closing Transaction Expenses and in the conduct of the reviews and dispute resolution process referred to in this Section 1.3. The Seller Parties will promptly provide all information, including Tax returns, in Seller’s possession reasonably requested by Buyer in connection with its review of the computation of the Tax Gross-Up Payment.

(d)

Review Period. During the 30-day period following Seller’s receipt of the Final Closing Statement, Seller shall be permitted to review the working papers of Buyer relating to the Final Closing Statement. The Final Closing Statement and the calculation of the Closing Cash, Closing Working Capital, Closing Indebtedness, Closing Tax Gross-Up Payment and Closing Transaction Expenses shall become final and binding upon the Parties for purposes of this Section 1.3 on the 30th day following delivery thereof, unless Seller gives written notice of its disagreement with the Final Closing Statement (“Notice of Disagreement”) to Buyer on or prior to such date, which notice, to be valid, must comply in all material respects with this Section 1.3. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, and include all supporting schedules, analyses, working papers and other documentation, (ii) include only disagreements based on Closing Cash, Closing Working Capital, Closing Indebtedness, Closing Tax Gross-Up Payment or Closing Transaction Expenses not being calculated in accordance with this Section 1.3, (iii) specify the line item or items in the calculation of Closing Cash, Closing Working Capital, Closing Indebtedness, Closing Tax Gross-Up Payment or Closing Transaction Expenses with which Seller disagrees and the amount of each such line item or items as calculated by Seller, and (iv) include Seller’s calculation of the Closing Cash, Closing Working Capital, Closing Indebtedness, Closing Tax Gross-Up Payment or Closing Transaction Expenses, as applicable. Seller and Buyer shall be deemed to have agreed with all items and amounts included in the calculation of the Closing Cash, Closing Working Capital, Closing Indebtedness, Closing Tax Gross-Up Payment or Closing Transaction Expenses delivered pursuant to Section 1.3(b) except such items that are specifically disputed in the Notice of Disagreement.

(e)

Resolution of Disputes. If Seller delivers, in a timely manner, a Notice of Disagreement pursuant to Section 1.3(d), then the Final Closing Statement (as revised in accordance with this Section 1.3(e)), and the resulting calculation of the Closing Cash, Closing Working Capital, Closing Indebtedness and Closing Transaction Expenses resulting therefrom, shall become final and binding upon the Parties for purposes of this Section 1.3 on the earlier of (i) the date any and all matters specified in the Notice of Disagreement are finally resolved in writing by Seller and Buyer and (ii) the date any and all matters specified in the Notice of Disagreement not resolved by Seller and Buyer are finally resolved in writing by the Independent Accountant. The Final Closing Statement shall be revised to the extent necessary to reflect any resolution by Seller and Buyer and any final resolution made by the Independent Accountant in accordance with this Section 1.3(e). During the 30-day period following the delivery of a timely Notice of Disagreement or such longer period as Seller and Buyer shall mutually agree, Seller and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If, at the end of such 30-day period (or such longer period as mutually agreed by Seller and Buyer), Seller and Buyer have not so resolved such differences, Seller and Buyer shall submit the dispute for resolution to BDO USA, PC or such other firm of accountants as the Parties shall otherwise agree upon in writing (the “Independent Accountant”) for review and resolution of any and all matters which remain in dispute and which were included in the Notice of Disagreement in accordance with this Section 1.3. The determination of the Independent Accountant shall be based solely on the provisions of this Agreement and shall be final and binding upon the Parties. The Parties shall be entitled to have judgment entered upon the determination of the Independent Accountant in any court having jurisdiction over the Party against which such determination is to be enforced. The fees, costs, and expenses of the Independent Accountant shall be borne by Buyer and Seller in proportion to the manner in which the amount that is subject to dispute is determined in favor of, or adversely to, each Party. Each of Buyer and Seller shall bear all expenses of its own independent accountants incurred in connection with the preparation or review of the Final Closing Statement and any Notice of Disagreement.

(f)

Purchase Price Adjustment.

(i)

If the Final Cash Payment is greater than the Estimated Cash Payment, then within five Business Days of the determination of the Final Closing Statement, Buyer shall pay Seller an amount equal to such excess by wire transfer of immediately available funds to one or more accounts designated in writing by Seller prior to the date when such payment is due.

(ii)

If the Final Cash Payment is less than the Estimated Cash Payment, then within five Business Days of the determination of the Final Closing Statement, the Seller Parties, jointly and severally, shall pay or cause to be paid to Buyer an amount equal to such deficiency by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer prior to the date when such payment is due. If the Seller Parties fail to pay when due any amount due from the Seller Parties pursuant to this Section 1.3(f)(ii), then, in addition to any other rights and remedies available to Buyer, Buyer shall have the right to receive such amount from the Escrow Amount, subject to and in accordance with the terms of this Agreement and the Escrow Agreement (and, upon the request of Buyer, the Seller Parties will sign and deliver joint instructions to the Escrow Agent directing the Escrow Agent to pay such amount to Buyer).

1.4

Payment of Indebtedness and Company Transaction Expenses. Seller shall deliver with the Estimated Closing Statement delivered pursuant to Section 1.3(a): (i) with respect to the Estimated Closing Indebtedness, the name of each Person to which any Estimated Closing Indebtedness is owed and the amount owed to each such Person, and pay-off letters (including wire instructions for payment) in form and substance reasonably satisfactory to Buyer executed at or prior to the Closing by all such Persons, and (ii) with respect to the Estimated Closing Transaction Expenses, the name of each Person to which any payment of any Estimated Closing Transaction Expenses is owed and the amount owed to each such Person, and copies of each invoice reflecting the Estimated Closing Transaction Expenses (including wire instructions for payment). Seller hereby authorizes and directs Buyer to pay at the Closing, on behalf of the Seller Parties and the Company (and apply to the payment of the Purchase Price the amount of), the Estimated Closing Indebtedness and the Estimated Closing Transaction Expenses, in accordance with the payoff statements, invoices and wire instructions so provided by the Seller Parties. The Parties shall cooperate in arranging for the repayment of the Estimated Closing Indebtedness and Estimated Closing Transaction Expenses at the Closing. The Seller Parties shall cause the Company to facilitate such repayment and the release, in connection with such repayment, of any Encumbrances securing the Closing Indebtedness.

1.5

Escrow. On the Closing Date, pursuant to Section 1.2(b)(i), Buyer shall pay the Escrow Amount to the Escrow Agent. The Escrow Agent shall hold the Escrow Amount pursuant to an escrow agreement among Buyer, the Seller Parties and the Escrow Agent in a form acceptable to Buyer and the Seller Parties and delivered at the Closing (the “Escrow Agreement”), for the one year period immediately following the Closing Date (or as otherwise set forth in this Agreement or the Escrow Agreement, the “Escrow Period”), as security for the potential adjustments to the Purchase Price set forth in Section 1.3 and for the indemnification obligations of the Seller Parties set forth in this Agreement. Subject to the provisions of Section 7.4, upon termination of the Escrow Period, the balance of the Escrow Amount remaining in escrow shall be distributed to Seller, subject to and in accordance with the terms of the Escrow Agreement and this Agreement.

1.6

Transfer of Assets Prior to Closing. Prior to the Closing, Seller caused the Company to assign and transfer to Seller or Shareholder the assets identified on Schedule 1.6 (the “Excluded Assets”).

1.7

Transaction Bonuses. In connection with the transactions contemplated hereby, the Company and the Seller Parties have agreed to pay transaction bonuses (the “Transaction Bonuses”) to certain employees of the Company (the “Bonus Recipients”), which Transaction Bonuses and Bonus Recipients are set forth on Schedule 1.7. Prior to the payment of a Transaction Bonus to any Bonus Recipient that is identified with an * on Schedule 1.7, the Company will enter into a transaction bonus agreement, in a form acceptable to Buyer (a “Transaction Bonus Agreement”), with such Bonus Recipient. Seller shall deliver a copy of each Transaction Bonus Agreement to Buyer. For the avoidance of doubt, the Transaction Bonuses and the employer’s share of any payroll Taxes attributable to the Transaction Bonuses (the “Transaction Bonus Taxes”) are Transaction Expenses. Notwithstanding the foregoing, if any portion of a Transaction Bonus is payable after the Closing and is conditioned upon a Bonus Recipient remaining employed by the Company or its Affiliates (including Buyer) for a period of time after the Closing, and any Bonus Recipient forfeits his or her right to such portion of the Transaction Bonus (a “Forfeited Amount”) upon termination of his or her employment, then Buyer shall pay to Seller the Forfeited Amount, together with an amount equal to the Transaction Bonus Taxes previously included in Transaction Expenses for purposes of the adjustments in Section 1.3 with respect to the Forfeited Amount. Buyer shall pay such amount (if any) to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller, within 10 Business Days after the first anniversary of the Closing, which payment shall be treated as an adjustment to the Purchase Price for purposes of this Agreement, to the extent permitted under applicable Law and accounting principles.

Article II.
CLOSING

2.1

Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place at such place as is agreed in writing by Buyer and Seller, or via electronic transmittal of documents, on the date of this Agreement (the “Closing Date”). For financial accounting and tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 12:01 a.m. on the Closing Date (the “Effective Time”). This Agreement and all other agreements, certificates, documents and instruments furnished in connection with this Agreement or the other agreements, certificates, documents and instruments at the Closing shall be deemed to be delivered simultaneously on the Closing Date and may be delivered by means of an exchange of executed documents by facsimile or an attachment in “pdf” or similar format to an electronic mail message.

2.2

Closing Deliveries.

(a)

Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered the following to Seller or other Persons as specified below:

(i)

the amounts set forth in Section 1.2(b), in accordance therewith;

(ii)

the Escrow Agreement, duly executed by Buyer;

(iii)

a Registration Rights Agreement with respect to the Closing Shares, in substantially the form attached hereto as Exhibit B (the “Registration Rights Agreement”), duly executed by Buyer;

(iv)

evidence that, at the Closing, Buyer has purchased from one or more insurers (collectively, the “R&W Insurer”) a buyer’s representation and warranty insurance policy to be issued by the R&W Insurer for Buyer’s benefit and on terms and conditions and with coverage limits satisfactory to Buyer (the “R&W Insurance Policy”), as described in Section 5.6; and

(v)

new lease agreements for the real property locations set forth on Schedule 2.2(a)(v) (the “New Lease Agreements”), duly executed by Buyer; and

(vi)

such other agreements, certificates and documents as may be reasonably requested by Seller to effectuate or evidence the transactions contemplated hereby.

(b)

Deliveries by Seller Parties. At the Closing, the Seller Parties shall deliver or cause to be delivered the following to Buyer:

(i)

certificates, if any, evidencing the Company Units, duly endorsed by Seller or accompanied by assignments or other instruments of transfer duly executed by Seller for transfer to Buyer, free and clear of all Encumbrances other than restrictions on transfer arising pursuant to federal and state securities laws;

(ii)

written tenders of resignation of all managers and officers of the Company;

(iii)

the Escrow Agreement, duly executed by Seller;

(iv)

the Registration Rights Agreement, duly executed by the Seller Parties;

(v)

a lock-up agreement, in a form reasonably acceptable to Buyer, duly executed by Seller, with respect to the Closing Shares;

(vi)

a certificate of the Secretary (or equivalent officer) of the Company, dated as of the Closing Date, certifying that attached thereto are true and complete copies of (A) the articles of organization of the Company, and all amendments thereto, as certified by the Secretary of State of Delaware; (B) the operating agreement of the Company, and all amendments thereto; (C) the certificate of incorporation of the Predecessor Company, and all amendments thereto, as in effect at the time of the Reorganization; (D) the by-laws of the Predecessor Company, and all amendments thereto, as in effect at the time of the Reorganization; and (E) the Reorganization Documents;

(vii)

a certificate of the Secretary (or equivalent officer) of Seller, dated as of the Closing Date, (A) attaching resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby (including the Reorganization), and (B) certifying that such resolutions have not been amended, terminated or superseded;

(viii)

a certificate of good standing dated not more than 10 days prior to the Closing Date from (A) the Secretary of State of the State of Delaware, attesting to the good standing in Delaware of the Company, and (B) the secretary of state of each other state attesting to the good standing of the Company in each other state where the Company is qualified to do business;

(ix)

a certificate of good standing dated not more than 10 days prior to the Closing Date from the Secretary of State of the State of Minnesota, attesting to the good standing in Minnesota of Seller;

(x)

the Estimated Closing Statement (together with all payoff statements and other documents that Seller is required to deliver pursuant to Section 1.4 with respect to the Estimated Closing Indebtedness and the Estimated Closing Transaction Expenses);

(xi)

the consents from Authorities or other Persons, if any, set forth on Schedule 2.2(b)(xi) in forms reasonably acceptable to Buyer;

(xii)

the original unit ledgers and minute books for the Company and the Predecessor Company;

(xiii)

such lien releases or other written evidence reasonably satisfactory to Buyer, evidencing the release of all Encumbrances on the assets of the Company (including the Predecessor Company) that are not Permitted Encumbrances;

(xiv)

the New Lease Agreements, duly executed by the applicable landlords;

(xv)

written confirmation of the termination, effective immediately prior to the Closing, of the 401(k) Plan, in accordance with Section 5.6;

(xvi)

written evidence of the assignment and transfer of the Excluded Assets;

(xvii)

a Transaction Bonus Agreement between the Company and each Bonus Recipient, duly executed by the Company and each Bonus Recipient; and

(xviii)

such other agreements, certificates and documents as may be reasonably requested by Buyer to effectuate or evidence the transactions contemplated hereby.

Article III.
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

The Seller Parties, jointly and severally, make the representations and warranties set forth in this Article III to Buyer.

3.1

Authority; Execution and Delivery. Seller’s execution and delivery of this Agreement and each of the other agreements, certificates, instruments and documents contemplated hereby (collectively, the “Ancillary Agreements”) to which Seller is a party, its compliance with the provisions hereof and thereof and the consummation of all of the transactions contemplated hereby and thereby, have all been duly and validly authorized by all necessary corporate action on the part of Seller. Shareholder has all necessary power and authority, and the full legal capacity, to enter into and deliver this Agreement and each Ancillary Agreement to which Seller is a party, to carry out his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which any Seller Party is a party has been duly authorized, executed and delivered by such Seller Party and constitutes a legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms and conditions, except as enforcement may be limited by General Enforceability Exceptions.

3.2

Organization. Seller is a corporation duly incorporated and validly existing under the laws of the State of Minnesota. The Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware. The Company has all requisite power and authority to carry on the Business. The Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed can be cured without material cost or expense and will not render any Material Contract of the Company unenforceable. Schedule 3.2 of the Disclosure Schedules delivered by Sellers to Buyer in connection with this Agreement (the “Disclosure Schedules”) sets for a list of (i) all jurisdictions in which the Company is authorized to transact business, and (ii) all managers and officers of the Company. Seller has provided to Buyer true and complete copies of the Organizational Documents of the Company, all as amended to date. On the applicable dates indicated in the Recitals to this Agreement, the Seller Parties, the Company and the Predecessor Company effectuated, consummated and completed the Reorganization pursuant to the terms of the Reorganization Documents and applicable Law.

3.3

No Conflict; Consents. The execution, delivery and performance by each Seller Party of this Agreement and each Ancillary Agreement to which each Seller Party is a party, and the consummation by each Seller Party of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any Law or Governmental Order to which any Seller Party or the Company is subject, (b) violate any provision of the Organizational Documents of Seller or the Company, or (c) except as set forth on Schedule 3.3 of the Disclosure Schedules, violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default), or require the consent of any third party, under any Material Contract or Permit to which any Seller Party or the Company is a party or by which any Seller Party or the Company may be bound or affected, or result in or permit the termination or amendment of any provision of any such Material Contract or Permit. Except as set forth on Schedule 3.3 of the Disclosure Schedules, no consent, approval, or authorization of, or exemption by, or filing with, any Authority or other Person is required to be obtained or made by any Seller Party or the Company in connection with the execution, delivery, and performance by the Seller Parties of this Agreement or any Ancillary Agreement to which any Seller Party is a party, or the taking by any Seller Party or the Company of any other action contemplated hereby or thereby.

3.4

Capitalization; Title to Company Units.

(a)

All of the Company Units have been duly authorized, are validly issued, fully paid and non-assessable, and Seller is the record and beneficial owner of all Company Units, free and clear of all Encumbrances other than restrictions on transfer arising pursuant to federal and state securities laws. The Company Units constitute all of the issued and outstanding membership units of, and a 100% membership interest in, the Company. Upon the consummation of the transactions contemplated herein, Buyer will acquire good and valid legal and beneficial title to the Company Units, free and clear of all Encumbrances other than restrictions on transfer arising pursuant to federal and state securities laws.

(b)

Immediately prior to the consummation of the Reorganization, all of the issued and outstanding shares of the capital stock of the Predecessor Company were held of record and beneficially owned by Shareholder, free and clear of all Encumbrances other than restrictions on transfer arising pursuant to federal and state securities laws. Since consummation of the Reorganization and continuing until the Closing, (i) all of the issued and outstanding shares of the capital stock of Seller have been held of record and beneficially owned by Shareholder, and (ii) the Company Units, which constitute all of the issued and outstanding membership units of the Company, have been held by Seller, in each case free and clear of all Encumbrances other than restrictions on transfer arising pursuant to federal and state securities laws.

(c)

There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of the Company or obligating any Seller Party or the Company to issue or sell any membership units of, or any other interest in, the Company. Except for the profit-sharing arrangements set forth in Schedule 3.4(c), the Company does not have any outstanding or authorized any unit appreciation, phantom units, profit participation or similar rights. There are no voting trusts, buy-sell agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Units.

3.5

Subsidiaries. Except as set forth on Schedule 3.5, the Company does not (i) directly or indirectly own any stock of, equity interest in, or other investment in any other corporation, joint venture, partnership, trust or other Person or (ii) have any subsidiaries or any predecessors in interest by merger, liquidation, reorganization, acquisition or similar transaction.

3.6

Financial Statements; Undisclosed Liabilities. The books of account and related records of the Company fairly reflect the Company’s assets, Liabilities and transactions. Seller has delivered to Buyer true and current copies of the following financial statements (the “Financial Statements”): (a) the balance sheets of the Company as of December 31, 2023, and December 31, 2022 and the related statements of income and stockholder’s equity and cash flows for the years ended December 31, 2023, and December 31, 2022, and (b) the balance sheet of the Company as of the Interim Balance Sheet Date, and the related statement of income for the nine-month period ended on the Interim Balance Sheet Date (the “Interim Financial Statements”). The Financial Statements (i) fairly present the financial position of the Company and the results of its operations and cash flows as of the respective dates and for the respective periods indicated therein and (ii) except as set forth on Schedule 3.6 of the Disclosure Schedules, have been prepared on a consistent basis and in accordance with GAAP, provided that the Interim Financial Statements are subject to normal year-end adjustments, none of which are expected to be material in amount or nature, and do not include disclosures normally made in footnotes. The Financial Statements have been prepared from and are in accordance with the books and records of the Company. The Company does not have any material Liabilities, except for (a) Liabilities reflected on or accrued and reserved against in the Interim Balance Sheet, or (b) Liabilities incurred in the Ordinary Course of Business after the Interim Balance Sheet Date (none of which is material or results from, arises out of, or relates to any material breach or violation of, or default under, a Contract or requirement of Law).

3.7

Absence of Certain Changes or Events. Except as set forth on Schedule 3.7 of the Disclosure Schedules, since December 31, 2023, the Company has conducted its business only in the Ordinary Course of Business and there has not been a Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 3.7 of the Disclosure Schedules, since December 31, 2023, the Company has not (a) except in connection with the Reorganization, issued, purchased or redeemed any of its equity securities, or granted or issued any option, warrant or other right to purchase or acquire any such equity securities, (b) incurred or discharged any Liabilities, except Liabilities incurred or discharged in the Ordinary Course of Business, (c) encumbered any of its properties or assets, tangible or intangible, except for Encumbrances incurred in the Ordinary Course of Business, (d) (i) granted any increase in the salaries (other than normal increases for employees averaging not in excess of five percent per annum made in the Ordinary Course of Business) or other compensation or benefits payable or to become payable to, or any advance (excluding advances for ordinary business expenses consistent with past practice) or loan to, any officer, director, shareholder, member, partner, employee or independent contractor of the Company, (ii) made any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the Ordinary Course of Business made pursuant to the Benefit Plans, (iii) granted or made any other payment of any kind to or on behalf of any officer, director, member, partner, shareholder, employee or independent contractor other than payment of base compensation and reimbursement for reasonable expenses in the Ordinary Course of Business, or (iv) except as contemplated by Section 5.6, adopted, amended or terminated any employee benefit plan (including any Benefit

Plan) or any stay bonus, retention bonus, transaction bonus or change in control bonus plan or arrangement, other than, in any case, amendments required by applicable Law, (e) suffered any change or, to the knowledge of the Seller Parties, received any threat of any change in any of its relations with, or any loss or, to the knowledge of the Seller Parties, threat of loss of, any of the suppliers, clients, distributors, customers or employees that are material to the Business, including any loss or change which may result from the transactions contemplated by this Agreement, (f) disposed of or failed to keep in effect any rights in, to or for the use of any Permit material to the Business, (g) changed any method of keeping of its books of account or accounting practices, (h) disposed of or failed to keep in effect any rights in, to or for the use of any of the Intellectual Property material to the Business, (i) sold, transferred or otherwise disposed of any assets, properties or rights of the Business with a value in excess of $25,000, except inventory sold in the Ordinary Course of Business, (j) except pursuant to the Reorganization, entered into any transaction or Contract outside the Ordinary Course of Business or with any partner, shareholder, member, officer, director or other Affiliate of the Company or any Seller Party, (k) made or authorized any single capital expenditure in excess of $25,000, or capital expenditures in excess of $50,000 in the aggregate, (l) changed or modified in any manner its existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, respectively, including acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables, (m) incurred any material damage, destruction, theft, loss or business interruption, (n) made any declaration, payment or setting aside for payment of any distribution (whether in equity or property) with respect to any securities or interests of the Company, (o) except pursuant to the Reorganization, made (except as consistent with past practice) or revoked any Tax election or settled or compromised any material Liability for Taxes with any Taxing Authority, (p) waived or released any material right or claim of the Company or incurred any modifications, amendments or terminations of any Contracts which are in the aggregate materially adverse to the Company or the Business, (q) except pursuant to the Reorganization, amended, modified, restated, or terminated any Organizational Documents of the Company, or (r) instituted any material change in its conduct of the Business or any material change in its accounting practices or methods of cash management.

3.8

Title, Condition and Sufficiency of Assets.

(a)

The Company has good and valid title to, or a valid leasehold interest in, all property and other assets used by it in the operation of its Business, reflected in the Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold, consumed or otherwise disposed of in the Ordinary Course of Business since the Interim Balance Sheet Date, free and clear of all Encumbrances, except for Permitted Encumbrances. Except as set forth on Schedule 3.8, none of the Seller Parties owns or uses, or has any rights to own or use, any real or personal property, tangible or intangible, or any other assets, used in the operation of the Business.

(b)

The buildings, plants, structures, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good condition and repair (except for ordinary wear and tear and routine maintenance in the Ordinary Course of Business), are adequate for the purposes for which they are presently used in the conduct of the Business, and comply with all applicable Laws. The buildings, plants, structures, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company currently owned or leased by the Company constitute all of the assets, properties and rights necessary for the operation of the Business by the Company as the Business is currently conducted. Except as set forth on Schedule 3.8, no Person other than the Company owns any assets, properties and rights used in the Business, other than assets owned by third parties and used in the Business pursuant to a Material Contract identified on Schedule 3.12(a) of the Disclosure Schedules.

3.9

Real Property.

(a)

The Company does not own, and has never owned, any real property.

(b)

Schedule 3.9(b) of the Disclosure Schedules sets forth the address of each parcel of real property leased by the Company (collectively, the “Leased Real Property”). All of the Leased Real Property is leased pursuant to valid, binding and enforceable leases listed on Schedule 3.9(b) of the Disclosure Schedules (the “Real Property Leases”). The Leased Real Property comprises all of the real property used by the Company in the operation of the Business. Except as set forth on Schedule 3.9(b) of the Disclosure Schedules, with respect to each parcel of Leased Real Property, (i) there are no pending or, to the knowledge of the Seller Parties, threatened condemnation proceedings or Actions relating to it, (ii) other than the Real Property Leases, there are no other leases, subleases, licenses or concessions, written or oral, granting to any Person the right to use or occupy any portion of the Leased Real Property, (iii) the Company’s possession and quiet enjoyment of the Leased Real Property has not been disturbed and there are no disputes with respect to the Real Property Leases; (iv) no other party to such Real Property Lease is an Affiliate of, or otherwise has any economic interest in, the Company; (v) the Company has not collaterally assigned or granted any Encumbrance (other than Permitted Encumbrances) in such Real Property Lease or any interest therein; (vi) there are no construction liens or similar Encumbrances with respect to the Leased Real Property; and (vii) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach of or default under such Real Property Lease that has not been redeposited in full. The Company does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to any of the Real Property Leases. Schedule 3.9(b) of the Disclosure Schedules lists all amendments, modifications, estoppels, subordination, non-disturbance and attornment agreements and any other agreements or understandings related to the Leased Real Property or the Real Property Leases.

(c)

Neither the Company nor any Seller Party has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Leased Real Property or any portion thereof or interest therein.

(d)

To the knowledge of the Seller Parties, the Leased Real Property is in compliance with all applicable building, planning, zoning, subdivision, health and safety (including fire regulations), land use and other applicable Laws, and all insurance requirements affecting the Leased Real Property. The Company has not received any written notice of violation of any applicable Law or insurance requirements affecting the Leased Real Property and, to the knowledge of the Seller Parties, there is no basis for the issuance of any such notice or the taking of any action for such violation.

(e)

The current use and occupancy of the Leased Real Property and the operation of the Business of the Company as currently conducted thereon do not violate in any respect any easement, covenant, condition, restriction or similar provision in any instrument of record or, to the knowledge of the Seller Parties, other unrecorded agreements affecting such Leased Real Property.

3.10

Accounts Receivable.

(a)

All of the Company’s accounts and notes receivable reflected on the Interim Balance Sheet and the accounts and notes receivable arising after the Interim Balance Sheet Date (collectively, the “Accounts Receivable”) represent amounts receivable for products actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the Ordinary Course of Business and have been or will be billed and are generally due within 60 days after such billing; provided, however, that the foregoing is not a guarantee of the actual collection of the Accounts Receivable. Except as set forth on Schedule 3.10(a) of the Disclosure Schedules, all of the Accounts Receivable are and will be fully collectible within 60 days after billing, net of the reserves shown on the Interim Balance Sheet (or in the books of the Company, if such Accounts Receivable were created after the Interim Balance Sheet Date). To the knowledge of the Seller Parties, there is no contest, claim, or right of set-off under any Contract with any obligor of a material Account Receivable relating to the amount or validity of such Account Receivable.

(b)

Since December 31, 2023, there have not been any write-offs as uncollectible of the Company’s accounts receivable except for write-offs in the Ordinary Course of Business and not in excess of $10,000 in the aggregate.

3.11

Intellectual Property.

(a)

Schedule 3.11(a)(i) of the Disclosure Schedules contains a true and complete listing of all the material items of Intellectual Property owned by the Company and other material intangible assets and properties owned by the Company, including, without limitation, each patent and registration which has been issued to the Company, and each pending application or application for registration made by the Company, with respect to the Intellectual Property of the Company (collectively, the “Material Owned Intellectual Property”). Schedule 3.11(a)(ii) of the Disclosure Schedules contains a true and complete listing of all material items of Intellectual Property and other material intangible assets and properties owned by a third party which the Company has a right to use pursuant to a license, sublicense, agreement or permission (the “Licensed Intellectual Property”), other than Off-the-Shelf Software. The Material Owned Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property and other intangible assets and properties used in connection with the conduct of the Business by the Company

(b)

Each item of Intellectual Property owned by the Company, including the Material Owned Intellectual Property, is valid and in full force and effect and is owned by the Company free and clear of all Encumbrances, other than Permitted Encumbrances, and other claims, including any claims of joint ownership or inventorship. All issuance, renewal, maintenance and other payments that are or have become due as of the date hereof with respect to any patents, patent applications or other applications for registration of, or registrations of, Material Owned Intellectual Property have been timely paid by or on behalf of the Company.

(c)

Except as set forth on Schedule 3.11(c) of the Disclosure Schedules: (i) the Company owns or possesses adequate licenses or other valid rights to use all Intellectual Property used by it in the conduct of the Business, (ii) the conduct of the Business of the Company does not infringe, misappropriate, dilute or conflict with, and has not conflicted with any Intellectual Property of any other Person, (iii) neither the Company nor any Seller Party has received any notices alleging that the conduct of the Business, including the marketing, sale and distribution of the products and services of the Business, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property, (iv) no current or former employee of the Company and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any rights to royalties or other compensation, in any of the Intellectual Property owned or purported to be owned by the Company, (v) there is no agreement or other contractual restriction affecting the use by the Company of any of the Intellectual Property owned or purported to be owned by the Company, and (vi) the Seller Parties do not have any knowledge of any present infringement, dilution, misappropriation or other violation of any of the Intellectual Property owned or purported to be owned by the Company by any Person, and the Company has not asserted or threatened any claim or objection against any Person for any such infringement or misappropriation.

(d)

The information technology systems owned, leased, licensed or otherwise used in the conduct of the Business, including all computer software, hardware, firmware, process automation systems and telecommunications systems used by the Company in the Business (the “IT Systems”) are in good working condition, and are sufficient for the operation of the Company’s business as currently conducted and perform reliably and in material conformance with the documentation and specifications for such systems. In the past three years, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the IT Systems. The IT Systems do not contain any viruses, “worms,” disabling or malicious code, or other anomalies that would materially impair the functionality of the IT Systems. The Company has taken commercially reasonable steps to provide for the backup, archival and recovery of the critical business data of the Company. The Company has taken commercially reasonable measures to maintain the confidentiality and value of all of its trade secrets.

3.12

Material Contracts.

(a)

Schedule 3.12(a) of the Disclosure Schedules contains a complete and accurate list of all Material Contracts (classified (i) through (xv), as applicable, based on the definition of Material Contracts). As used in this Agreement, “Material Contracts” means all Contracts of the following types to which the Company is a party or by which the Company or any of its properties or assets is bound: (i) any real property leases; (ii) any labor or employment-

related agreements; (iii) any joint venture and limited partnership agreements; (iv) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit; (v) agreements for the sale of goods or products or performance of services by or with any vendor or customer (or any group of related vendors or customers) that (A) involve (1) the payment by the Company or delivery of products or services to the Company of cash or other consideration in an amount or having a value in excess of $25,000 annually or (2) the performance of services by the Company having a value in excess of $100,000 annually; (B) was awarded to the Company, or is otherwise subject to, any small business set-aside program or similar program; or (C) involve the performance of services by the Company having a value in excess of $25,000 annually and requires the Company to provide written notice to, or obtain the consent of, the other party in connection with the transactions contemplated by this Agreement; (vi) lease agreements for machinery and equipment, motor vehicles, or furniture and office equipment or other personal property by or with any vendor (or any group of related vendors); (vii) agreements restricting in any manner the right of the Company to compete with any other Person, or restricting the right of the Company to sell to or purchase from any other Person; (viii) agreements between the Company and any of its Affiliates; (ix) guaranties, performance, bid or completion bonds, surety and appeal bonds, return of money bonds, and surety or indemnification agreements; (x) custom bonds and standby letters of credit; (xi) any license agreement or other agreements to which the Company is a party regarding any Intellectual Property of others, excluding any Off-the-Shelf Software; (xii) other agreements, contracts and commitments which (A) cannot be terminated by the Company on notice of 30 days or less or (B) require payment by the Company of $5,000 or more upon termination; (xiii) powers of attorney; (xiv) any agreements or arrangements with any employees, sales representatives, consultants, independent contractors, agents or other representatives of the Company (including sales commission agreements or arrangements); and (xi) each other agreement or contract to which the Company is a party or by which the Company or their respective assets are otherwise bound which is material to its Business, operation, financial condition or prospects.

(b)

Each Material Contract is valid, binding and enforceable against the Company and the other parties thereto in accordance with its terms and is in full force and effect, except as enforcement may be limited by General Enforceability Exceptions. The Company, and, to the knowledge of the Seller Parties, each of the other parties thereto, have performed all obligations required to be performed by them under, and are not in default under, any of such Contracts and to the knowledge of the Seller Parties, no event has occurred which, with notice or lapse of time, or both, would constitute such a default. The Company has not received any written claim from any other party to any Contract that the Company has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder. Seller has furnished to Buyer a true and complete copy of each Material Contract required to be disclosed on Schedule 3.12(a) of the Disclosure Schedules.

3.13

Litigation. Except as set forth on Schedule 3.13 of the Disclosure Schedules, there is no, and during the last five years there has not been any, claim, action, suit, proceeding, arbitration, audit or investigation (collectively, “Action”) pending before any Authority or, to the knowledge of the Seller Parties, threatened against the Company, any of its properties or assets or, to the extent the Company may have an obligation to provide indemnification or may otherwise become liable, any of the Company’s shareholders, members, officers, directors or employees. The Company is not a party to or bound by any outstanding Governmental Order with respect to or affecting the properties, assets, personnel or Business of the Company. Seller has provided Buyer with a list setting forth a general description of settlements occurring since January 1, 2019 regarding actual or threatened Action binding on the Company.

3.14

Compliance with Laws; Permits. The Company is, and for the past five years has been, in compliance with all applicable Laws. Set forth on Schedule 3.14 of the Disclosure Schedules are all governmental or other industry permits, registrations, certificates, certifications, exemptions, licenses, franchises, consents, approvals and authorizations (“Permits”) necessary for the conduct of the Business of the Company as presently conducted, each of which the Company validly possesses and is in full force and effect. No notice, citation, summons or order has been issued, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and no investigation or review is pending or, to the knowledge of the Seller Parties, threatened with respect to the Company, by any Authority with respect to any alleged (a) violation in any material respect by the Company of any Law, or (b) failure by the Company to have, or comply with, any Permit required in connection with the conduct of its Business.

3.15

Environmental Matters. The Company is conducting, and for the past five years has conducted, its operations and the Business, and has occupied and operated the Leased Real Property in compliance with all Environmental Laws. The Company holds and is in compliance with all Permits required under Environmental Laws for its operation and the conduct of its Business, and all such Permits are in full force and effect. There is no Action relating to or arising under Environmental Laws that is pending or, to the knowledge of the Seller Parties, threatened against or affecting the Company or any real property currently or, to the knowledge of the Seller Parties, formerly owned, operated or leased by the Company. The Company has not received any written or other notice of, or entered into or assumed by Contract or operation of laws or otherwise, any obligation, Liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, and except as set forth on Schedule 3.15, no facts, circumstances or conditions exist with respect to the Company or any real property currently or formerly owned, operated or leased by the Company that would reasonably be expected to result in the Company incurring Environmental Liabilities. No authorization, notification, recording, filing, consent, waiting period, remediation, or approval is required under any Environmental Laws in order to consummate the transaction contemplated hereby.

3.16

Taxes.

(a)

Except as set forth on Schedule 3.16(a) of the Disclosure Schedules, (i) the Company and the Seller Parties have timely filed or caused to be filed with the appropriate federal, state, local and foreign governmental entity or other authority (individually or collectively, “Taxing Authority”) all Tax Returns required to be filed with respect to the Company, and the Company has timely paid or remitted in full or caused to be paid or remitted in full all Taxes required to be paid with respect to the Company (whether or not shown due on any Tax Return); (ii) all Tax Returns are true, correct and complete; and (iii) there are no liens for Taxes upon the Company or its assets, except liens for current Taxes not yet due and payable. Neither the Company nor any Seller Party has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes with respect to the Company.

(b)

There is no Action now pending against the Company or any Seller Party, in respect of any Tax with respect to the Company, and no written notification of an intention to examine, written request for information related to Tax matters or written notice of deficiency or written proposed adjustment for any amount of Tax has been received by the Company or any Seller Party. No Taxing Authority with which the Company or any Seller Party does not file Tax Returns has provided written notice that the Company or any Seller Party is or may be subject to taxation by that Taxing Authority with respect to the Company. Except as set forth on Schedule 3.16(b), since January 1, 2024, the Company has not commenced activities in any jurisdiction that will result in an initial filing of any Tax Return with respect to Taxes imposed by a Taxing Authority that the Company had not previously been required to file in the immediately preceding taxable period.

(c)

The Company has withheld and paid to the proper Taxing Authority all Taxes that it was required to withhold and pay, and has properly completed and timely filed all information returns or reports, including IRS Forms 1099 and W-2, that are required to be filed and has accurately reported all information required to be included on such returns or reports. All Taxes associated with taxable fringe benefits, that the Company is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been timely paid over to the proper Taxing Authority to the extent due and payable.

(d)

There is no Tax sharing or allocation agreement, arrangement or Contract with any Person pursuant to which the Company would have liability for Taxes of another Person following the Closing. The Company (i) has not been a member of an affiliated group under Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or non-U.S. law, or (ii) does not have any liability for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision or state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(e)

The Company has not been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations.

(f)

Except as set forth on Schedule 3.16(f), the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (B) “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local, or non-U.S. income Tax law); (C) intercompany transaction, as defined in Section 1.1502-13 of the Treasury Regulations, or any excess loss account, as defined in Section 1.1502-19 of the Treasury Regulations, (or any corresponding provision of state, local or non-U.S. income Tax law); (D) installment sale or open transaction made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) election under Code Section 108(i).

(g)

The Company has collected all sales Tax in the ordinary course of business and remitted such sales Tax amount to the applicable Taxing Authority, or has collected sales tax exemption certificates from all entities from which the Company does not collect sales Tax.

(h)

During the last five years, the Company has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(i)

The Company has never (i) had a permanent establishment (as defined in any applicable treaty or convention between any country and the United States), in any country other than the United States or (ii) except as set forth on Schedule 3.16(i) of the Disclosure Schedules, engaged in activities in any jurisdiction other than the jurisdiction under the Law of which it is organized that would subject it to taxation by such jurisdiction.

(j)

Neither the Company nor any Seller Party has entered into any closing agreement or requested any private letter ruling, technical advice memoranda or similar agreements or rulings relating to Taxes or Tax items with any Taxing Authority with respect to the Company.

(k)

Neither the Company nor any Seller Party is a “foreign person” as that term is used in Treasury Regulation Section 1.1445-2.

(l)

The Company has provided to Buyer all documentation relating to any applicable Tax holidays, exemptions or incentives and is in compliance with the requirements for any applicable Tax holidays, exemptions or incentives. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on such compliance or result in any clawback or forfeiture of any such benefits, exemptions or incentives.

(m)

The Predecessor Company (i) was at all times since its formation until the contribution of its equity to Seller, an “S corporation” (as defined in Section 1361(a) of the Code and any corresponding or similar provision of state, local and foreign income Tax Law applicable to the Predecessor Company) and (ii) was at all times from the contribution of its equity to Seller until its conversion to the Company a “qualified subchapter S subsidiary” of Seller within the meaning of Section 1361(b)(3)(B) of the Code (and any corresponding or similar provision of state, local and foreign income Tax law applicable to the Company).

(n)

The Company (not including, for purposes of this sentence, the Predecessor Company) is, and has been at all times since its formation, disregarded as an entity separate from Seller within the meaning of Treasury Regulation Section 301.7701-3 (and any corresponding or similar provision of state, local and foreign income Tax law applicable to the Company). No actions have been taken by the Company, the Seller Parties or otherwise to cause the Company to cease to so qualify as disregarded as an entity separate from Seller.

(o)

The Company has not acquired any assets in the last five years from a corporation that was taxable as a C corporation in a transaction in which the Company’s Tax basis of the acquired asset is determined, in whole or in part, with reference to the Tax basis of the acquired asset in the hands of a C corporation. The Company has no potential liability for any Tax under Section 1374 of the Code.

3.17

Employee Relations.

(a)

Schedule 3.17(a) of the Disclosure Schedules sets forth a true and complete list setting forth the name, position, job location, salary or wage rate, commission status, date of hire, full- or part-time status, active or leave status and “exempt” or “non-exempt” status, for each employee or individual service provider of the Company as of the date hereof (including any individual absent due to short-term disability, family or medical leave, military leave or other approved absence). Except as set forth on Schedule 3.17(a) of the Disclosure Schedules, the Company is not a party to any management, employment, consulting or other agreements or understandings with any individual providing for employment for a defined period of time or on an other than “at-will” basis or for termination or severance benefits.

(b)

The Company is not: (i) a party to or otherwise bound by any collective bargaining or other type of union agreement, (ii) a party to, involved in or, to the knowledge of the Seller Parties, threatened by, any material labor dispute or material unfair labor practice charge, or (iii) currently negotiating any collective bargaining agreement, and the Company has not experienced any work stoppage during the last three years. To the knowledge of the Seller Parties, no organizational effort is presently being made or is currently threatened by or on behalf of any labor union with respect to any group of employees of the Company.

(c)

The Company is, and for the past five years has been, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, unemployment insurance, workers’ compensation, equal employment opportunity, employment discrimination and immigration control. Except as disclosed on Schedule 3.17(c) of the Disclosure Schedules, there are no outstanding claims against the Company or the Benefit Plans (other than routine claims for benefits under such plans), whether under Law, regulation, Contract, policy or otherwise, asserted or threatened in writing by or on behalf of any present or former employee or job applicant of the Company on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay (including paid time off) or pay in lieu of vacation time off (including paid time off), other than vacation time off or pay (including paid time off) in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any Law relating to employment terminations, layoffs, or discipline, (viii) any violation of any Law relating to employee “whistleblower” or “right-to-know” rights and protections, (ix) any violation of any Law relating to the employment obligations of federal contractors or subcontractors, (x) any violation of any Law relating to minimum wages or maximum hours of work, or (xi) unfair labor practices, and the Seller Parties are not aware of any such claims which have not been asserted. No Person (including any Authority) has asserted, or, to the knowledge of the Seller Parties, threatened any claims against the Company or any of its predecessors under or arising out of any regulation relating to equal opportunity employment, discrimination, harassment, or occupational safety in employment or employment practices.

(d)

Except as set forth on Schedule 3.17(d), the Company has properly classified all employees, leased employees, consultants, independent contractors and all other

Persons providing services to the Company for all purposes (including, without limitation, for all Tax purposes and for purposes related to eligibility to participate in or accrue a benefit under the Benefit Plans), and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such Persons to the Company. The Company has properly classified all employees as “exempt” or “non-exempt” under the Fair Labor Standards Act and similar state or local Law.

(e)

The Company has not conducted any mass layoffs or plant closings as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law.

3.18

Employee Benefit Matters.

(a)

Schedule 3.18(a) of the Disclosure Schedules lists all “employee benefit plans,” as defined in Section 3(3) of ERISA and all other retirement, pension, profit sharing, stock bonus, stock, restricted stock, stock option, stock purchase, equity-based, profits interest, phantom equity, employment, service, retainer, compensation, consulting, change in control, welfare, health (including medical, dental and vision), life, disability, group insurance, savings, deferred compensation, bonus or incentive compensation, paid time off, severance, salary continuation, retention, indemnification and fringe benefit and perquisite (including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, and tuition reimbursement) agreements, arrangements, plans, programs, Contracts, policies, or practices maintained, contributed to, or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director, member, partner or independent contractor of the Company or with respect to which the Company or any ERISA Affiliate may have any Liability, whether contingent or otherwise (the “Benefit Plans”). In the case of each “employee welfare benefit plan” as defined in Section 3(1) of ERISA, Schedule 3.18(a) of the Disclosure Schedules discloses whether such plan is (i) unfunded, (ii) funded through a “welfare benefit fund,” as such term is defined in Code Section 419(e), or other funding mechanism or (iii) insured.

(b)

As applicable, with respect to each Benefit Plan, Seller has delivered or made available to Buyer, where applicable, true and complete copies of (i) all plan documents (including all amendments and modifications thereof) and in the case of an unwritten Benefit Plan, a written description thereof, (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent IRS determination, advisory or opinion letter, (iv) all funding and administrative arrangement documents, including trust agreements, insurance contracts, custodial agreements, investment manager agreements and service agreements, (v) for the three most recent years, the filed Form 5500 for each Benefit Plan required to file Form 5500; and (vi) all communications, records, notices and filings received from or sent to the IRS, Department of Labor or Pension Benefit Guaranty Corporation within the past five years.

(c)

Except as set forth on Schedule 3.18(c), the Company and each ERISA Affiliate are in compliance with the provisions of ERISA, the Code and all other Laws applicable to the Benefit Plans (including all applicable aspects of the Patient Protection and Affordable Care Act, as amended, and the Health Insurance Portability and Accountability Act of 1996, as

amended). Each Benefit Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws. Neither the Company nor any ERISA Affiliate has incurred and none could reasonably be expected to incur an employer shared responsibility penalty under Section 4980H of the Code. The Company and each ERISA Affiliate have timely and accurately satisfied their reporting obligations under Sections 6055 and 6056 of the Code.

(d)

No Benefit Plan provides for or continues medical or health benefits, or life insurance or other welfare benefits (through insurance or otherwise) for any Person or any dependent or beneficiary of any Person beyond termination of service or retirement other than coverage mandated by Law, and neither the Company nor any ERISA Affiliate has made a written or oral promise, or any communication that could reasonably be expected to promise, to any Person to provide any such benefits.

(e)

No Benefit Plan is (or at any time has been), and neither the Company nor any ERISA Affiliate has ever contributed to, or has been required to contribute to, or has any liability (contingent or otherwise) under or with respect to, and no current or former employees of the Company or any ERISA Affiliate currently participate or ever have participated in (with respect to their employment with the Company or an ERISA Affiliate) any employee benefit plan that is (i) subject to Part 3, Subtitle B of Title I of ERISA, Title IV of ERISA or Code Section 412, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” as described in Section 413(e) of the Code, (iv) a “voluntary employees’ beneficiary association” (as defined in Section 501(e)(9) of the Code), or (v) a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA).

(f)

All Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Code Section 401(a) now meet, and at all times since their inception have met, the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Code Section 501(a). Each Benefit Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination letter (or an opinion or advisory letter on which it is entitled to rely) from the IRS that such Benefit Plan is qualified under Code Section 401(a). No event has occurred that will or could give rise to the revocation of any applicable determination letter or the loss of the right to rely on any applicable opinion or advisory letter, or the disqualification or loss of tax-exempt status of any such Benefit Plan or trust under Code Sections 401(a) or 501(a).

(g)

All contributions (including all employer contributions and employee salary reduction contributions) and premium payments which are or have been due have been paid to or with respect to each Benefit Plan within the time required by Law. All required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the Interim Balance Sheet or will be properly accrued on the books and records of the Company and each ERISA Affiliate as of the Closing Date. None of the Benefit Plans has any unfunded Liabilities which are not reflected on the Interim Balance Sheet. Neither the Company nor any ERISA Affiliate has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any Benefit Plan.

(h)

The Seller Parties’ execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Benefit Plan or related agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting (other than vesting required due to the termination of tax-qualified retirement plans, which shall not require an additional contribution to such plans), distribution, increase in benefits, or other obligation to fund benefits with respect to any Person or (ii) result in the triggering or imposition or any restrictions or limitations on the right of the Company or any ERISA Affiliate to amend or terminate any Benefit Plan (or result in any adverse consequence for so doing). The execution of this Agreement, and performance of the transactions contemplated hereby, will not (either alone or upon the occurrence of any additional or subsequent events) result in any payment or benefit that will or may be made by the Company that may be characterized as “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code. The Company does not have any Liability or obligation to make a payment that is not or will not be deductible under Code Section 280G. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) as a result of the imposition of the excise taxes required by Code Section 4999.

(i)

There are no pending or, to the knowledge of the Seller Parties, threatened Actions by or on behalf of any Benefit Plan, any employee or beneficiary covered under any Benefit Plan, any Authority with respect to a Benefit Plan, or otherwise involving any Benefit Plan (other than routine claims for benefits). No Benefit Plan is under audit or investigation by any Authority and, to the knowledge of the Seller Parties, no such audit or investigation is threatened.

(j)

Each of the Benefit Plans can be terminated at any time in the sole discretion of the plan sponsor, without any additional contribution to such Benefit Plan or the payment of any additional compensation or amount or acceleration of any benefits (other than accelerated vesting with respect to tax-qualified retirement plans, which shall not require any additional contribution to be made). Nothing prohibits the prompt distribution of all amounts under any Benefit Plan subject to Section 401(a), 403(a) or 403(b) of the Code, provided that such Benefit Plan is terminated by the plan sponsor prior to Closing.

(k)

Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Code Section 409A, complies (and has at all relevant times complied) in both form and operation with the requirements of Code Section 409A so that no amount paid pursuant to any such Benefit Plan is or will be subject to tax under Code Section 409A; and neither the Company nor any ERISA Affiliate is or has been required to report any Taxes due as a result of a failure of a Benefit Plan to comply with Code Section 409A. With respect to each Benefit Plan, neither the Company nor any ERISA Affiliate has any indemnity obligation for any Taxes or interest imposed or accelerated under Code Section 409A.

3.19

Transactions with Related Parties. Except as described on Schedule 3.19 of the Disclosure Schedules, since January 1, 2020, no member, stockholder, equityholder, officer, manager or director of the Company, nor any Affiliate of the Company or of any such Person, has or had:

(a)

any contractual or other claims, express or implied, of any kind whatsoever against the Company;

(b)

any interest in any property or assets used by the Company;

(c)

any direct or indirect ownership or other interest in any competitor of the Company; or

(d)

engaged in any other material transaction with the Company (other than employment relationships at the salaries disclosed in the Disclosure Schedules to this Agreement).

Except as described on Schedule 3.19 of the Disclosure Schedules, no stockholder, officer or director of the Company, nor any Affiliate of such Person, has outstanding any loan, guarantee or other obligation of borrowed money made to or from the Company.

3.20

Insurance.

(a)

The Company maintains, with financially sound and reputable insurers, insurance with respect to its properties and Business against loss or damages of the kinds customarily insured against by companies engaged in the same or similar businesses as the Company, in such amounts that (i) are commercially reasonable and customarily carried under similar circumstances by such other companies and (ii) satisfy the Company’s obligations to maintain insurance under all Contracts to which the Company is a party.

(b)

Schedule 3.20(b)(i) of the Disclosure Schedules contains a complete and correct list of all policies and Contracts for insurance (including coverage amounts and expiration dates) of which the Company is the owner, insured or beneficiary, or covering the Company’s properties or assets. All such policies are outstanding and in full force and effect. The Company is not in default with respect to any provision contained in any such policy, nor has the Company failed to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth on Schedule 3.20(b)(ii) of the Disclosure Schedules: (i) all of such coverages are provided on a “claims made” (as opposed to “occurrence”) basis; (ii) there are no outstanding claims under such policies; (iii) there are no premiums or claims due under such policies which remain unpaid; (iv) no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any material claim under, any such policy has been received; and (v) the Company has not been refused any insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which has carried insurance.

3.21

Relationship with Significant Customers. The Company has not received any written or, to the knowledge of the Seller Parties, oral communication or notice from any Significant Customer stating that, or otherwise has any reason the believe that, any Significant Customer (a) has ceased, or will cease, to use the products or services of the Company, (b) has substantially reduced, or will substantially reduce, the use of such products or services at any time, or (c) will otherwise materially and adversely modify its business relationship with the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). “Significant Customer” means, with respect to the Company, the top 20 customers of the Company, as applicable, by dollar volume of sales, for the nine-month period ended on September 30, 2024 and the fiscal year ended December 31, 2023, as set forth on Schedule 3.21 of the Disclosure Schedules.

3.22

Relationship with Significant Suppliers. The Company has not received any written or, to the knowledge of the Seller Parties, oral communication or notice from any Significant Supplier stating that, or otherwise has any reason the believe that, any Significant Supplier, (a) will stop, materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise) or (b) will otherwise materially and adversely modify its business relationship with the Company. “Significant Supplier” means, with respect to the Company, the top 20 suppliers to the Company, as applicable, by dollar volume of purchase, for the nine-month period ended on September 30, 2024 and for the fiscal year ended December 31, 2023, as set forth on Schedule 3.22 of the Disclosure Schedules.

3.23

Anti-Corruption Laws. Without limiting the generality of Section 3.14, since January 1, 2019, none of the Seller Parties, the Company or, to the knowledge of the Seller Parties, anyone acting on the Company’s behalf has: (i) violated, or engaged in any activity, practice or conduct which would violate, any Anti-Corruption Law; (ii) used corporate funds or assets for any unlawful contribution, gift, entertainment or other unlawful expense, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (iii) directly, or indirectly through its agents, representatives or any other Person authorized to act on its behalf, offered, promised, paid, given, or authorized the payment or giving of money or anything else of value; in each case, to any Government Official or Person while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, promised, or given, directly or indirectly, to a Government Official or another Person; for the purpose of (x) influencing any act or decision of such Government Official or such Person in his, her or its official capacity, including a decision to do or omit to do any act in violation of his, her or its lawful duties or proper performance of functions, (y) inducing such Government Official or such person or entity to use his, her or its influence or position with any Governmental Authority or other person or entity to influence any act or decision, or (z) in order to obtain or retain business for, direct business to, or secure an improper advantage for, the Company.

3.24

Privacy Laws. Without conflicting with Section 3.14, the Company has for the past five years complied in all material respects with all applicable Privacy Laws. There are no restrictions on the collection, use, disclosure and retention of Personal Information by the Company except as provided by Privacy Laws. There are no Actions, whether statutory or otherwise, pending, ongoing, or to the knowledge of the Seller Parties, threatened with respect to the collection, use, disclosure or retention of Personal Information by the Company, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action. No decision, judgment, order or award, whether statutory or otherwise is pending or has been made and no notice has been given pursuant to any Privacy Laws requiring the Company to take or refrain from taking any action with respect to Personal Information. In the past three years, the Company has not experienced any actual or suspected data breach or other security incident involving Personal Information in its possession or control.

3.25

Product and Service Warranties. Except as set forth on Schedule 3.25 of the Disclosure Schedules and except for warranties arising under applicable Law (if any), (a) there are no warranties, express or implied, written or oral, with respect to the products and services of the Company, and (b) there are no pending or, to the knowledge of the Seller Parties, threatened claims with respect to any such warranties.

3.26

Banking Relationships. Schedule 3.26 of the Disclosure Schedules sets forth (a) a list of each account, lock box or safe deposit box of the Company (including any necessary identifying information), and (b) the name of each Person authorized to draw thereon or to have access thereto and the name of each Person or entity, if any, holding powers of attorney with respect thereto or any other powers of attorney.

3.27

Inventory. All inventory of the Company, whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, other than Permitted Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

3.28

Books and Records. The minute books and membership unit record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the members, the board of managers and any committees of the board of managers of the Company. At the Closing, all of those books and records will be in the possession of the Company.

3.29

Purchase for Investment. Each Seller Party acknowledges that the Closing Shares that will be issued pursuant to this Agreement are “restricted securities” and have not been registered under the Securities Act or under any state securities laws. With respect to any Closing Shares delivered to any Seller Party pursuant to this Agreement, each Seller Party (a) is acquiring the Closing Shares pursuant to an exemption from registration under the Securities Act for his own account solely for investment with no present intention or plan to distribute any of the Closing Shares to any Person nor with a view to or for sale in connection with any distribution thereof, in each case in violation of the Securities Act; (b) will not sell or otherwise dispose of any of the Closing Shares, except in compliance with Rule 144 promulgated under the Securities Act (the “Rule”) or pursuant to his rights under the Registration Rights Agreement; (c) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act); and (d) is not a registered broker-dealer registered under Section 15(a) of the Exchange Act, or a member of FINRA or an entity engaged in the business of being a broker-dealer. Neither the Seller Parties nor any of their respective Affiliates are affiliated with any broker-dealer registered under Section 15(a) of the Exchange Act, or a member of FINRA or an entity engaged in the business of being a broker-dealer.

3.30

Legend. Each Seller Party acknowledges that all certificates, including book-entry representations of certificates, or other instruments representing Closing Shares issued hereunder will bear legends substantially to the following effect (in addition to any legend required under applicable federal, state, local or non-United States law):

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS. ANY ATTEMPT TO TRANSFER, SELL, OFFER TO SELL, PLEDGE, HYPOTHECATE OR OTHERWISE DISPOSE OF THIS INSTRUMENT IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.”

3.31

Registration Rights. Each Seller Party acknowledges and understands that, except as provided in the Registration Rights Agreement, Buyer is under no obligation to register the Closing Shares for public sale in the future, that any sales made publicly under the Rule must be made in accordance with the procedures of that Rule, and that any other resale of the Closing Shares may require compliance with some other exemption from registration under the Securities Act. Each Seller Party further acknowledges that if an exemption from registration under the Securities Act is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Closing Shares, and requirements relating to Buyer which are outside of such Seller Party’s control, and which Buyer is under no obligation and may not be able to satisfy.

3.32

Sophisticated Investor. Each Seller Party is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the issuance of the Closing Shares, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to evaluate the merits and risks of acquiring the Closing Shares, and can bear the economic risk and complete loss of its investment in the Closing Shares.

3.33

Existing Ownership. Except as set forth on Schedule 3.33, no Seller Party legally or beneficially owns or controls, directly or indirectly, any shares, convertible debt or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any shares or convertible debt in Buyer, or has any agreement, understanding or arrangement to acquire any of the foregoing, except with respect to Closing Shares as to be issued to Seller Parties pursuant to the transactions contemplated herein.

3.34

No General Solicitation. The Seller Parties did not learn of the transactions contemplated by this Agreement, including the issuance of the Closing Shares, as a result of any general solicitation or general advertising.

3.35

Reliance on Exemptions. Each Seller Party understands that the Closing Shares are offered and sold to the Seller Parties in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that Buyer is relying in part upon the truth and accuracy of, and each Seller Party’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of such Seller Party set forth in this Agreement in order to determine the availability of such exemptions and the eligibility of the Seller Parties to acquire the Closing Shares.

3.36

Brokers. None of the Company, the Predecessor Company or any Seller Party has retained, nor is the Company or any Seller Party obligated for any commission, fee or expense to, any broker, finder or investment banking firm in connection with the transactions contemplated by this Agreement or the Ancillary Agreements and, to the knowledge of the Seller Parties, no other Person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

3.37

No Other Representations and Warranties. Except for the representations and warranties set forth in Article III (including the related portions of the Disclosure Schedules), none of the Seller Parties or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller Parties or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its representatives (including any information, documents or material made available to Buyer, management presentations or in any other form in expectation of the transaction) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

Article IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the representations and warranties set forth in this Article IV to the Seller Parties:

4.1

Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby.

4.2

Authority. The execution, delivery, and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each Ancillary Agreement to which Buyer is a party has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforcement may be limited by General Enforceability Exceptions.

4.3

No Conflict. The execution, delivery, and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party, and the consummation by

Buyer of the transactions contemplated hereby and thereby, does not and will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of Law to which Buyer is subject, (b) violate any provision of the Organizational Documents of Buyer, or (c) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property or give to others any interests or rights therein under any indenture, deed of trust, mortgage, loan or credit agreement, license, Permit, Contract, lease, or other agreement, instrument or commitment to which Buyer is a party or by which either may be bound or affected; except, in each case, for violations, breaches, defaults, required consents, terminations, accelerations, Encumbrances or rights that in the aggregate would not materially hinder or impair the ability of Buyer to perform its obligations hereunder or the consummation of the transactions contemplated hereby.

4.4

Consents. No consent, approval, or authorization of, or exemption by, or filing with, any Authority is required to be obtained or made by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or any Ancillary Agreement to which Buyer is a party or the taking by Buyer of any other action contemplated hereby or thereby.

4.5

Litigation. There is no Action pending or, to the knowledge of Buyer, threatened (a) against Buyer which, if adversely determined, would have a material adverse effect on the assets, business or financial condition of Buyer or (b) which seeks to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement. There is no Governmental Order outstanding or, to the knowledge of Buyer, threatened (i) against Buyer or its assets or business, or (ii) which seeks to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement.

4.6

Company Shares. The Company Shares that will be issued pursuant to this Agreement have been duly authorized and, upon issuance pursuant to this Agreement, will be validly issued, fully paid and non-assessable, will be issued in compliance with all applicable federal and state securities laws, and will be issued free of any preemptive rights, liens or restrictions other than those imposed pursuant to the Securities Act.

4.7

Brokers. Buyer has not retained, nor is Buyer obligated for any commission, fee or expense to, any broker, finder or investment banking firm in connection with the transactions contemplated by this Agreement or the Ancillary Agreements and, to the knowledge of Buyer, no other Person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

4.8

Sufficiency of Funds. Buyer (a) has sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to consummate the transactions contemplated by this Agreement and the Ancillary Agreements on the terms and subject to the conditions set forth in this Agreement and the

Ancillary Agreements and to pay the amounts required to be paid pursuant to this Agreement and the Ancillary Agreements and any expenses incurred by Buyer in connection with the transaction; (b) has the resources and capabilities (financial or otherwise) to perform its obligations hereunder; and (c) has not incurred any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources and capabilities.

4.9

Investment Intent. The Company Units being acquired by Buyer hereunder are being purchased for Buyer’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. Buyer understands that the Company Units have not been registered under the Securities Act or any applicable state Laws by reason of their issuance or contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and such Laws, and that the reliance of the Company and the Seller Parties upon this exemption is predicated in part upon this representation and warranty. Buyer further understands that the Company Units may not be transferred or resold without (a) registration under the Securities Act and any applicable state securities laws; or (b) an exemption from the requirements of the Securities Act and applicable state securities laws.

4.10

Independent Investigation; Acknowledgement. Buyer has conducted its own independent investigation, review and analysis of the Company, and the results of operations, financial condition, and assets of the Company. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller Parties set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of the Seller Parties, the Company or any other Person has made any representation or warranty as to the Seller Parties or the Company, except as expressly set forth in Article III of this Agreement (including the related Disclosure Schedules).

4.11

No Other Representations and Warranties. Except for the representations and warranties set forth in Article IV (including the related portions of the Disclosure Schedules), neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer, and Buyer hereby disclaims any such other representations or warranties.

Article V.
COVENANTS

5.1

Confidentiality. Each Seller Party shall keep confidential and not disclose to any other Person or use for his own benefit or the benefit of any other Person any confidential or proprietary information, technology, know-how, trade secrets (including all results of research and development), product formulas, industrial designs, franchises, inventions or other intellectual property regarding Buyer, the Company, or any of their respective businesses and operations including, without limitation, any such information regarding the Business (“Confidential Information”) in its or his possession or control. The obligations of each Seller Party under this Section 5.1 shall not apply to Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section;

or (ii) is required to be disclosed by Law; provided, however, that, in any such case, the applicable Seller shall notify Buyer as early as reasonably practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such Confidential Information.

5.2

Restrictive Covenants.

(a)

During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Restricted Period”), each Seller Party covenants and agrees not to, and shall cause his or its Affiliates not to, directly or indirectly and anywhere in the Restricted Territory, conduct, manage, operate, engage in, or have an ownership interest in any business or enterprise engaged in (i) the Business, or (ii) any activities that are otherwise similar to, or competitive with, the Business. Notwithstanding the provisions of this Section 5.2(a), the beneficial ownership of less than five percent of the shares of stock or other equity interests of any corporation or other entity having a class of equity securities actively traded on a national securities exchange or over-the-counter market and not formed for the purpose of circumventing this Agreement shall not be deemed to violate the provisions of this Section 5.2(a).

(b)

During the Restricted Period, each Seller Party covenants and agrees not to, and shall cause his or its Affiliates not to, directly or indirectly, call-on, solicit or induce, or attempt to solicit or induce, any Person which is or was a past, present or prospective customer or other business relation of the Company as of the Closing Date for the provision of products or services related to the Business or in any other manner that would otherwise interfere with business relationships between Buyer and such customers and other business relations.

(c)

During the Restricted Period, each Seller Party covenants and agrees not to, and shall cause his or its Affiliates not to, directly or indirectly, call-on, solicit or induce, or attempt to solicit or induce, any Person who was employed or engaged as an independent contractor by the Company on or at any time before the Closing Date, to leave the employ or engagement of the Company or its Affiliates (including Buyer) for any reason whatsoever, nor shall any Seller Party offer or provide employment (whether such employment is for a Seller Party or any other Person), either on a full-time basis or part-time or consulting basis, to any such Person.

(d)

The Seller Parties acknowledge and agree that the provisions of this Section 5.2 are reasonable and necessary to protect the legitimate business interests of Buyer and its acquisition of the Company Units. None of the Seller Parties shall contest that Buyer’s remedies at law for any breach or threat of breach by any Seller Party or any of their respective Affiliates of the provisions of this Section 5.2 may be inadequate, and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.2 and to enforce specifically such terms and provisions, in addition to any other remedy to which Buyer may be entitled at law or equity. The restrictive covenants contained in this Section 5.2 are covenants independent of any other provision of this Agreement or any other agreement between the Parties hereunder and the existence of any claim which any Seller Party may allege against Buyer under any other provision of the Agreement or any other agreement will not prevent the enforcement of these covenants.

(e)

If any of the provisions contained in this Section 5.2 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable Law or the determination by a court of competent jurisdiction.

5.3

Nondisparagement. Each Party agrees that it shall not, and shall cause each of its Affiliates not to, at any time, in any written or oral communications with the press or other media, any customer, client, stakeholder, investor or supplier of the other Party, or its Affiliate, or any other Person, criticize, ridicule, or make or encourage any other Person to make any statement that disparages, is derogatory of, or is negative toward the personal or business reputation, conduct or practices of the other Party, any of its Affiliates, or any of their then current or former respective officers, directors, employees, representatives, agents or attorneys.

5.4

Further Assurances. From time to time after the Closing, Buyer shall, at the request of Seller, execute and deliver any further instruments or documents and take all such further action as Seller may reasonably request in order to evidence the consummation of the transactions contemplated hereby. From time to time after the Closing, each Seller Party shall, at the request of Buyer, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

5.5

Release. Effective as of the Closing, each Seller Party, on behalf of such Seller Party and his or its Affiliates and their respective past, present or future predecessors or successors (each, a “Releasing Party”), hereby irrevocably waives, releases, remises, and forever discharges each of the Company, Buyer and their respective Affiliates and their respective past, present or future shareholders, partners, members and representatives and each of their respective successors from any and all actions, promises, agreements, rights to payment, rights to any equitable remedy, rights to any equitable subordination, demands, debts, Liabilities, express or implied contractual obligations, obligations of payment or performance, rights of offset or recoupment, accounts, Losses or expenses (including, without limitation, attorneys’ fees and other professional fees and expenses), whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, which such Releasing Party or any of its Affiliates may have against such party as of the date hereof (collectively, the “Claims”), other than claims arising under this Agreement or the other Ancillary Agreements. Each Seller Party understands that the released Claims include not only Claims presently known to such Seller Party, but also include all unknown or unanticipated Claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released Claims as described above. Each Seller Party understands that such Seller Party may hereafter discover facts different from what it now believes to be true, which if known, could have materially affected this release, but it nevertheless waives any Claims or rights based on different or additional facts

5.6

Representation & Warranty Insurance. Prior to the Closing, Buyer has purchased the R&W Insurance Policy issued through the R&W Insurer; provided, however, that Seller shall be responsible for 50% of all costs and expenses (including the premium, underwriting costs, brokerage commissions, taxes, and other fees and expenses) related to the issuance of the R&W

Insurance Policy (the “Seller R&W Insurance Expense”). The Seller R&W Insurance Expense shall be characterized and treated as a Transaction Expense.

5.7

Termination of 401(k) Plan. Effective immediately prior to the Closing, the Seller Parties shall cause the Company to terminate the Company’s 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”), subject to and in accordance with the terms of the 401(k) Plan.

Article VI.
Tax Matters

6.1

Tax Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the Seller Parties, jointly and severally, shall indemnify, defend and hold harmless the Company and Buyer from and against the entirety of any Losses the Company or Buyer may suffer resulting from, arising out of, relating to, in the nature of or caused by each and all of the following: (a) any and all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date, and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”), (b) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local or foreign Law or regulation, and (c) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before Closing; provided, however, that in the case of clauses (a), (b) and (c) above, the Seller Parties shall be liable only to the extent that such Taxes are in excess of the amount, if any, taken into account in determining the Final Cash Payment.

6.2

Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period

6.3

Transfer Taxes. Each of Seller and Buyer shall be responsible for and timely pay 50% of all sales taxes, transfer taxes, stamp taxes, conveyance taxes, intangible taxes, documentary recording taxes, license and registration fees, recording fees and any similar taxes or fees incurred in connection with the consummation of the transactions contemplated by this Agreement (the “Transfer Taxes”). If Buyer is responsible for the Tax under applicable Law, Seller shall promptly upon demand pay its portion of such Taxes payable by Buyer, and vice versa. Seller shall timely file any Tax Return or other document with respect to such Taxes or fees, and Buyer will join in the execution of any such Tax Returns or other documentation.

Buyer and the Seller Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangement designed to minimize any applicable Transfer Taxes.

6.4

Cooperation on Tax Matters. Buyer and the Seller Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as is practicable, such information and assistance relating to the Company (including without limitation access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and the Seller Parties shall retain all books and records with respect to Taxes (including income related Taxes) for any period up to and including the Closing Date, pertaining to the Company, for at least six years following the Closing Date. At the end of such period, each Party shall provide the others with at least 30 days prior written notice before destroying such books and records, during which period the Party receiving such notice can elect to take possession, at its own expense, of such books and records. Buyer and the Seller Parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Buyer and the Seller Parties further agree, upon request, to provide the other with all information that either may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder.

6.5

Responsibility for Filing Tax Returns. The Parties acknowledge that by virtue of the Reorganization, Seller is the income Tax successor to the “S corporation” status of the Company pursuant to Revenue Ruling 2008-18 and Seller’s taxable year will not end on the Closing Date. The Seller Parties shall, at the cost and expense of the Seller Parties, prepare or cause to be prepared all Tax Returns for the Company for all taxable periods ending on or prior to the Closing Date that are due after the Closing Date (such returns, “Pre-Closing Tax Returns”). All Pre-Closing Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company, except as required by applicable Law. The Seller Parties shall deliver drafts of any such Pre-Closing Period Returns to Buyer for its review and comment at least 30 days prior to the due date of any such Pre-Closing Period Return and the Seller Parties shall make such revisions to such Pre-Closing Tax Returns as are reasonably requested by Buyer. Except for the Pre-Closing Tax Returns, Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date and shall permit the Seller Parties to review and comment on each such Tax Return relating to a Straddle Period and shall make such revisions to such Tax Returns as are reasonably requested by the Seller Parties.

6.6

Refunds and Tax Benefits. Any income Tax refunds with respect to the Company that are received by Buyer or the Company, and any amounts credited against income Tax with respect to the Company to which Buyer or the Company becomes entitled, that relate to income Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit (net of any income Taxes of Buyer or the Company attributable to such refund or credit) within 30 days after receipt or entitlement thereto; provided, however, Buyer shall not be required to pay over to Seller any such refund or the amount of any such credit up to the amount of any Tax asset taken into account in determining the adjustments set forth in Section 1.3.

6.7

Post Closing Actions. Buyer shall not, and shall not cause or permit the Company to (i) make or change any Tax election with respect to the Company that has any retroactive effect to any taxable period or portion thereof ending on or prior to the Closing Date, (ii) refile, revoke, amend or cause to be amended any Tax Return of the Company for any taxable period or portion thereof ending on or prior to the Closing Date, (iii) extend or waive any statute of limitations or other period for the assessment of any Tax or deficiency related to a Tax Return of or with respect to the Company for any taxable period or portion thereof ending on or prior to the Closing Date, (iv) file any Tax Return for the Company for a taxable period ending on or prior to the Closing Date in a jurisdiction in which the Company did not file such type of Tax Return prior to the Closing, (v) initiate or otherwise approach any Taxing authority regarding any voluntary disclosure (or similar) agreement or procedure with respect to Taxes payable by or with respect to the Company for any taxable period or portion thereof ending on or prior to the Closing Date, or (vi) cause or permit the change or adoption of any accounting method or convention or Tax position that shifts taxable income of the Company from a taxable period (or portion thereof) beginning after the Closing Date to a taxable period (or portion therefore) ending on or before the Closing Date or that shifts deductions or losses from a taxable period (or portion thereof) ending on or before the Closing Date to a taxable period (or portion thereof) beginning after the Closing Date, in each such case without the prior written consent of Seller, such consent not to be unreasonably withheld.

6.8

Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

6.9

Allocation. The Parties agree that the Purchase Price shall be allocated for income Tax purposes among the assets of the Company in accordance with the allocation set forth on Schedule 6.9 (the “Allocation”). No Party shall take any position for Tax purposes inconsistent with the Allocation as finally determined (subject to amendment for adjustments to the Purchase Price) unless otherwise required by applicable Law.

6.10

Survival. The covenants and agreements contained in this Article VI shall survive the Closing.

Article VII.
SURVIVAL AND INDEMNIFICATION

7.1

Survival. The covenants and agreements in this Agreement or in any Ancillary Agreement shall survive the Closing. The representations and warranties under this Agreement or in any Ancillary Agreement shall survive until the first anniversary of the Closing Date; provided, however, that (i) the following representations and warranties (collectively, the “Fundamental Representations”): (A) Section 3.1 (Authority; Execution and Delivery), Section 3.2 (Organization), clause (b) of Section 3.3 (No Conflict – Organizational Documents), Section 3.4 (Capitalization; Title to Company Units), Section 3.8(a) (Title to Assets), Section 3.16

(Taxes), Section 3.36 (Brokers); and (B) Section 4.1 (Organization), Section 4.2 (Authority), clause (b) of Section 4.3 (No Conflict – Organizational Documents), Section 4.6 (Company Shares), Section 4.7 (Brokers), and Section 4.10 (Independent Investigation; Acknowledgment) shall survive the Closing for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days; and (ii) the representations and warranties set forth in Section 3.15 (Environmental Matters) and Section 3.18 (Employee Benefit Matters) shall survive the Closing until the third anniversary of the Closing Date. No action or claim for Losses resulting from any breach of, or inaccuracy in, any representation and warranty shall be brought or made after the expiration of the survival period applicable to such representation or warranty (as provided in this Section), except that such time limitation shall not apply to (1) claims which have been asserted and which are the subject of a written notice from the Seller Parties to Buyer or from Buyer to the Seller Parties, as may be applicable, prior to the expiration of such survival period, or (2) to any claims arising from any Fraud by a Party. The time limits set forth in this shall apply to any Warranty Claim which arises or is delayed as a result of Fraud.

7.2

General Indemnification.

(a)

Subject to the provisions of this Article VII, the Seller Parties, jointly and severally, shall indemnify, defend and hold harmless Buyer and its directors, officers, Affiliates, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”), from and against all Losses that are incurred or suffered by any of them in connection with or resulting from any of the following:

(i)

any breach of, or inaccuracy in, any representation or warranty made by any Seller Party in this Agreement;

(ii)

any breach of any covenant made by any Seller Party in this Agreement;

(iii)

any Closing Indebtedness, to the extent not taken into account in determining the Final Cash Payment;

(iv)

any Transaction Expense, to the extent not taken into account in determining the Final Cash Payment;

(v)

any matter identified on Schedule 3.13;

(vi)

the Excluded Assets; or

(vii)

any matter identified on Schedule 7.2(a)(vii).

(b)

Subject to the provisions of this Article VII, Buyer shall indemnify, defend and hold harmless the Seller Parties and their respective agents and representatives (collectively, the “Seller Indemnified Parties”) from and against all Losses that are incurred or suffered by any of them in connection with or resulting from any of the following:

(i)

any breach of, or inaccuracy in, any representation or warranty made by Buyer in this Agreement; or

(ii)

any breach of any covenant made by Buyer in this Agreement.

(c)

Subject to the provisions of Section 7.2(d), (i) the Seller Parties shall have no obligation to indemnify Buyer Indemnified Parties for any Losses pursuant to claims for breaches of, or inaccuracies in, representations and warranties (other than Fundamental Representations) under Section 7.2(a)(i) unless and until the total amount of Losses incurred by Buyer Indemnified Parties with respect to breaches of, or inaccuracies in, representations and warranties exceeds $197,500 (the “Threshold”), in which case the Seller Parties will be liable for all such Losses in excess of the Threshold; and (ii) the maximum aggregate obligation of the Seller Parties for Losses pursuant to claims for breaches of, or inaccuracies in, representations and warranties (other than Fundamental Representations) under Section 7.2(a)(i) shall not exceed an amount equal to $197,500 (the “Seller Cap”). Subject to the provisions of Section 7.2(d), (i) Buyer shall have no obligation to indemnify Seller Indemnified Parties for any Losses pursuant to claims for breaches of, or inaccuracies in, representations and warranties (other than Fundamental Representations) under Section 7.2(b)(i) unless and until the total amount of Losses incurred by Seller Indemnified Parties with respect to breaches of, or inaccuracies in, representations and warranties exceeds the Threshold, in which case Buyer will be liable for all such Losses in excess of the Threshold; and (ii) the maximum aggregate obligation of Buyer for Losses pursuant to claims for breaches of, or inaccuracies in, representations and warranties (other than Fundamental Representations) under Section 7.2(b)(i) shall not exceed an amount equal to $2,000,000 (the “Buyer Cap”). Except for Fraud, the maximum aggregate liability of the Seller Parties for indemnification pursuant to Section 7.2(a), inclusive of Fundamental Representations, shall not exceed an amount equal to the Purchase Price.

(d)

Notwithstanding the provisions of Section 7.2(c), none of the Threshold, the Seller Cap, or the Buyer Cap shall apply to Losses suffered or incurred by any Indemnified Party as a result of, or arising out of, (A) inaccuracies in, or breach of, any Fundamental Representation, (B) the matters set forth in Sections 7.2(a)(ii) through 7.2(a)(vii), Section 7.2(b)(ii), or Section 6.1, or (C) any Fraud by a Party. The limitations in Section 7.2(c) shall not affect or otherwise limit any claim made or available under the R&W Insurance Policy.

(e)

For purposes of this Article VII (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Losses with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification (including, for the avoidance of doubt, the phrase “in all material respects”) contained in or otherwise applicable to such representation or warranty (other than Fundamental Representations).

(f)

Each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses that are indemnifiable or recoverable hereunder by the Indemnified Parties, if and to the extent required by Law.

(g)

In calculating the amount of Losses recoverable from an Indemnifying Party, the amount of such Losses shall be reduced by the amount of any insurance proceeds (other than R&W Insurance Policy proceeds) actually received by the Indemnified Party in respect of the Losses, net of (i) any deductible amounts and any reasonable costs and expenses actually incurred by the Indemnified Party in collecting such insurance proceeds, including reasonable attorneys’ fees, and (ii) any increase in insurance premiums (including retroactive adjustments) reasonably attributable to insurance proceeds paid in respect of such Losses.

7.3

Process for Indemnification.

(a)

A Party seeking indemnification hereunder is referred to as an “Indemnified Party.” A Party from whom indemnification is sought is referred to as an “Indemnifying Party.” As soon as is reasonable after an Indemnified Party either (i) receives notice of any claim or the commencement of any Action by any third party which such Indemnified Party reasonably believes may give rise to a claim for indemnification from an Indemnifying Party hereunder (a “Third Party Claim”) or (ii) sustains any Loss not involving a Third Party Claim or action which such Indemnified Party reasonably believes may give rise to a claim for indemnification from an Indemnifying Party hereunder, such Indemnified Party shall, if a claim in respect thereof is to be made against an Indemnifying Party under this Article VII, notify such Indemnifying Party in writing of such claim, action or Loss, as the case may be; provided, however, that failure to notify Indemnifying Party shall not relieve such Indemnifying Party of its indemnity obligation, except to the extent such Indemnifying Party is actually prejudiced in its defense of the Action by such failure. Any such notification must be in writing and must state in reasonable detail the nature and basis of the claim, Action or Loss, to the extent known. Except as provided in this Section 7.3, the Indemnifying Party shall have the right, using counsel acceptable to the Indemnified Party, which acceptance shall not be unreasonably withheld, to contest, defend, litigate or settle any such Third Party Claim which involves (and continues to involve) solely monetary damages; provided that the Indemnifying Party shall have notified the Indemnified Party in writing of its intention to do so within 15 days of the Indemnified Party having given notice of the Third Party Claim to the Indemnifying Party; provided, further, that (1) the Indemnifying Party expressly agrees in such notice to the Indemnified Party that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to fully satisfy and discharge the Third Party Claim subject to the limitations with respect to indemnification included in this Agreement; (2) if reasonably requested to do so by the Indemnified Party, the Indemnifying Party shall have made reasonably adequate provision to ensure the Indemnified Party of the financial ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may result from such Third Party Claim; (3) assumption by the Indemnifying Party of such Third Party Claim would not reasonably be expected to cause a material adverse effect on the Indemnified Party’s business; and (4) the Indemnifying Party shall diligently contest the Third Party Claim (the conditions set forth in clauses (1), (2), (3) and (4) being collectively referred to as the “Litigation Conditions”). The Indemnified Party shall have the right to participate in, and to be represented by counsel (at its own expense) in any such contest, defense, litigation or settlement conducted by the Indemnifying Party; provided, that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim or if representation of the Indemnifying Party and the Indemnified Party by the same counsel would, in the reasonable opinion of such counsel, constitute a conflict of interest under applicable standards of professional conduct. The Indemnifying Party shall not be entitled, and shall lose its right, to contest, defend, litigate and settle the Third Party Claim if the Indemnified Party shall give written notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions.

(b)

The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement which commits the Indemnified Party to take, or to forbear to take, any action or which does not provide for a complete release by such third party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief. All expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article VII shall relieve it of such obligations to the extent such obligations exist.

(c)

If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume the defense of, a Third Party Claim pursuant to this Section 7.3, the Indemnifying Party shall not be entitled, and shall lose its right, to contest, defend, litigate and settle such a Third Party Claim, and the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim either before or after the initiation of litigation, at such time and upon fair and reasonable terms, provided that at least 10 days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party.

7.4

Recoupment Against Escrow. The Seller Parties agree that Buyer shall be entitled to receive payment from the Escrow Agent, from the Escrow Amount, any amount necessary to satisfy (a) the Seller Parties’ indemnification obligations with respect to any Claim for Loses required to be paid by the Seller Parties pursuant to this Article VII; (b) the Seller Parties’ indemnification obligations pursuant to Article VI; and (c) any obligation of Seller to pay any amounts that may become due to Buyer pursuant to Section 1.3 with respect to the reductions to the Purchase Price, which right may be exercised at any time after such payments become due. Promptly, and in any event within five Business Days, after Buyer becomes entitled to any payment from the Escrow Amount pursuant to this Agreement, Buyer and the Seller Parties shall jointly sign and deliver to the Escrow Agent a written direction authorizing such payment to Buyer, in accordance with the terms of the Escrow Agreement. Promptly, and in any event within five Business Days, after expiration of the Escrow Period, Buyer and the Seller Parties shall sign and deliver to the Escrow Agent, in accordance with the Escrow Agreement, a written direction authorizing the payment of the remaining Escrow Amount, if any, to Seller. Notwithstanding the foregoing or the provisions of Section 1.5, if, at the expiration of the Escrow Period there is one or more pending Claims by a Buyer Indemnified Party against the Seller Parties for indemnification pursuant to Article VI or Article VII, but there has not been a final resolution of such Claim, then Buyer and the Seller Parties shall execute and deliver to the Escrow Agent, within five Business Days after expiration of the Escrow Period, written direction authorizing the Escrow Agent to continue to hold in escrow the portion of the Escrow Amount that Buyer reasonably determines is necessary to fully satisfy such Claim (up to the full remaining amount of the Escrow Amount then held in escrow), until such time as there is a final resolution of such Claim or Claims (and Buyer and the Seller Parties shall jointly sign and deliver to the Escrow Agent, within five Business Days after such final resolution, a written direction authorizing payment to Buyer or Seller, as appropriate, in accordance with the terms of the Escrow Agreement).

7.5

Payment of Losses to Buyer Indemnified Parties.

(a)

Any Losses payable to a Buyer Indemnified Party with respect to claims for breaches of, or inaccuracies in, representations and warranties pursuant to Section 7.2(a)(i), but subject to Section 7.2(c), shall be satisfied: (i) first, from the Escrow Amount (until the satisfaction of any remaining retention amount under the R&W Insurance Policy ), pursuant to Section 7.4 and the Escrow Agreement; (ii) second, to the extent such Losses are covered by the R&W Insurance Policy (after the satisfaction of the full retention amount thereunder), by recovery under the R&W Insurance Policy in accordance with the terms thereof (except for claims arising with respect to inaccuracies in, or breach of, any Fundamental Representation, which shall be satisfied from the Escrow Amount, to the extent funds are available, or by the Seller Parties, jointly and severally, if such Escrow Amount funds are not available); (iii) third, from the Escrow Amount, pursuant to Section 7.4 and the Escrow Agreement; and (iv) fourth, to the extent such Losses exceed the then available Escrow Amount and are not covered by the R&W Insurance Policy for any reason (including the coverage limit being exceeded or the coverage being denied), by the Seller Parties, jointly and severally.

(b)

Any Losses payable to a Buyer Indemnified Party pursuant to Section 7.2(a)(ii) through Section 7.2(a)(viii), but subject to Section 7.2(c), shall be satisfied: (i) first, from the Escrow Amount, pursuant to Section 7.4 and the Escrow Agreement; and (ii) second, to the extent the amount of Losses exceeds the then available Escrow Amount, from the Seller Parties, jointly and severally.

7.6

Remedies Exclusive. The remedies provided in this Article VII shall be the sole and exclusive remedies of any Indemnified Party related to any and all Losses incurred because of or resulting from or arising out of this Agreement and the transactions contemplated hereby and the Buyer Indemnified Parties and the Seller Indemnified Parties hereby waive any statutory, equitable, or common law rights or remedies that otherwise may be asserted from and after the Closing, whether sounding in contract or tort, or whether at law or in equity, or otherwise, for a breach of this Agreement or in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained in this Article VII shall be deemed to limit or restrict in any manner (a) any rights or remedies which any Indemnified Party has, or might have, at law or in equity based on Fraud, or (b) any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled. Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this Article VII), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Buyer to make claims under or recover under the R&W Insurance Policy; it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Insurance Policy.

7.7

Tax Treatment. Any indemnification payments under this Article VII shall be treated for Tax purposes as adjustments to the Purchase Price to the extent permitted by applicable Law.

Article VIII.
MISCELLANEOUS

8.1

Interpretive Provisions.

(a)

Whenever used in this Agreement, (i) “including” (or any variation thereof) means including without limitation and (ii) any reference to gender shall include all genders. The term “or” has the inclusive meaning represented by the phrase “and/or.” Reference to a particular Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to a particular agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof. The terms “dollars” and “$” mean United States Dollars. Unless Business Days are specified, all references to “days” hereunder shall mean calendar days. The Exhibits and Schedules identified in this Agreement are incorporated into this Agreement by reference and made a part hereof.

(b)

The Parties acknowledge and agree that (i) each Party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting Party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

8.2

Entire Agreement. This Agreement (including the Disclosure Schedules and the exhibits attached hereto) together with the Ancillary Agreements constitute the sole understanding and agreement of the Parties with respect to the subject matter hereof. The Parties agree and acknowledge that as of the Closing Date, the mutual confidentiality agreement, dated May 22, 2024, between Buyer and the Company is terminated.

8.3

Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties; provided however, that this Agreement may not be assigned by any Seller Party without the prior written consent of Buyer or be assigned by Buyer without the prior written consent of the Seller Parties, except that (i) Buyer may, at its election and provided it remains liable for its obligations hereunder, assign this Agreement to any Affiliate of Buyer, and (ii) Buyer or any such assignee may make a collateral assignment of its rights (but not its obligations) under this Agreement to any lender providing financing to Buyer in connection with the Closing.

8.4

Headings. The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

8.5

Modification and Waiver. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Parties, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party that is entitled to the benefits of such waived terms or provisions. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar). No delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

8.6

Expenses. Except as otherwise expressly provided herein, each of the Parties shall bear the expenses incurred by that Party incident to this Agreement and the transactions contemplated hereby, including all fees and disbursements of counsel and accountants retained by such Party, whether or not the transactions contemplated hereby shall be consummated.

8.7

Notices. Any notice, request, instruction, or other document to be given hereunder by any Party to any other Party shall be in writing and shall be given by delivery in person, by electronic mail, by overnight courier or by registered or certified mail, postage prepaid (and shall be deemed given when delivered if delivered by hand, when delivered if delivered by electronic mail, one Business Day after deposited with an overnight courier service if delivered by overnight courier and three days after mailing if mailed), as follows:

to a Seller or Shareholder: Richard L. Brion #### Email: ####

in each case, with a copy to: Koley Jessen P.C., L.L.O. 1125 S. 103rd St., Suite 800 Omaha, NE 68124 Attention: David Winkler Email: ####

to Buyer to: Transcat, Inc. 35 Vantage Point Drive Rochester, NY 14624 Attn: Thomas Barbato, Chief Financial Officer Email: ####

with a copy to: Harter Secrest & Emery LLP 50 Fountain Plaza, Suite 1000 Buffalo, NY 14202 Attention: Phillip A. Delmont Email: ####

or at such other address for a Party as shall be specified by like notice.

8.8

Governing Law; Venue.

(a)

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within that jurisdiction.

(b)

Any Action relating to this Agreement or to the enforcement of any provision of this Agreement (whether arising in contract, tort, equity or otherwise) may be brought or otherwise commenced in the Court of Chancery of the State of Delaware, any state appellate court therefrom within the State of Delaware or any federal court located within the State of Delaware. The Parties: (i) expressly and irrevocably consent and submit to the jurisdiction of any such court in connection with any such Action; (ii) agree that service of any process, summons, notice or document by U.S. mail addressed as set forth in Section 8.7 shall constitute effective service of such process, summons, notice or document for purposes of any such Action; (iii) agree that the courts of the State of Delaware, as described above, shall be deemed to be a convenient forum; (iv) agree not to assert (by way of motion, as a defense or otherwise), in such court, any claim that such party is not subject personally to the jurisdiction of such court, that such Action has been brought in an inconvenient forum, that the venue of such action or proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and (v) that a judgment in such Action may be enforced in other competent jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

8.9

Public Announcements. Neither the Seller Parties nor Buyer shall make any public statements, including any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld) except as may be required by Law or the applicable rules of any securities exchange. If a public statement is required to be made by Law or any securities exchange, the Parties shall consult with each other in advance as to the contents and timing thereof.

8.10

No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the Parties and their permitted successors and assigns, and no other Party shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement.

8.11

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

8.12

Delivery by Email or Electronic Transmission. This Agreement and any of the Ancillary Agreements, along with any amendments hereto or thereto, to the extent signed and delivered by means of E mail, DocuSign or other means of electronic transmission in portable document format (.pdf), shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of such electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic mail or other electronic transmission as a defense to the formation or enforceability of this Agreement and each such Party forever waives any such defense.

8.13

Representation of Seller Parties and their Affiliates.

(a)

Buyer agrees, on its own behalf and on behalf of its Affiliates, that (i) one or more of the Company or Seller Parties have retained Koley Jessen PC, LLO (“Koley Jessen”), to act as their counsel in connection with the transactions contemplated by this Agreement as well as other past matters, (ii) Koley Jessen has not acted as counsel for any other Person in connection with the transactions contemplated by this Agreement and no Person other than the Company and the Seller Parties has the status of a Koley Jessen client for conflict of interest or any other purpose as a result thereof, and (iii) following the Closing, Koley Jessen may serve as counsel to the Seller Parties and their Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement. notwithstanding any representation of the Company by Koley Jessen prior to the Closing. Buyer (on behalf of itself and its Affiliates including, after the Closing, the Company) hereby (i) waives any claim it has or may have that Koley Jessen has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agrees that, in the event that a dispute arises after the Closing between Buyer or the Company and the Seller Parties or any of their Affiliates, Koley Jessen may represent the Seller Parties or any of their Affiliates in such dispute even though the interests of such Persons may be directly adverse to Buyer or the Company and even though Koley Jessen may have represented the Company or other Persons in a matter substantially related to such dispute. Buyer represents that Buyer’s own attorney has explained and helped Buyer evaluate the implications and risks of waiving the right to assert a future conflict against Koley Jessen, and Buyer’s consent with respect to this waiver is fully informed.

(b)

Buyer (on behalf of itself and its Affiliates including, after the Closing, the Company) also further agrees that, as to all communications occurring on or prior to the Closing Date among Koley Jessen, on the one hand, and the Company, the Seller Parties or their Affiliates and representatives, on the other hand, that (i) relate in any way to the transactions contemplated by this Agreement, and (ii) were privileged upon the occurrence of such communications or as of the Closing Date (collectively, the “Privileged Communications”), from and after the Closing the attorney client privilege and the expectation of client confidence belongs to the Seller Parties and may be controlled by the Seller Parties and will not pass to or be claimed by Buyer or the Company. In furtherance of the foregoing, Buyer acknowledges that it would be impractical to remove all Privileged Communications from the records (including emails and other electronic files) of the Company and that any possession of Buyer of any Privileged Communications will not affect or alter the ownership of such Privileged Communications.

(c)

In addition, following the Closing, all of the client files and records in the possession of Koley Jessen related to this Agreement and the transactions contemplated hereby will continue to be property of (and be controlled by) the Seller Parties, and will not pass to or be claimed by Buyer, the Company or any Affiliates thereof.

(d)

Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company and a third party other than a party to this Agreement (or an Affiliate thereof) after the Closing, the Company may assert the attorney client privilege to prevent disclosure of confidential communications by Koley Jessen to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of the Seller Parties.

Article IX.
CERTAIN DEFINITIONS

9.1

Defined Terms. The following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreement” means the Escrow Agreement, the Registration Rights Agreement, the Reorganization Documents, the New Lease Agreements, and any other agreement, exhibit, schedule, written statement, document or certificate executed or delivered at the Closing in accordance with, in connection with or required by this Agreement, and any other agreement or certificate specifically identified as an Ancillary Agreement for purposes of this Agreement.

“Anti-Corruption Laws” means the US Foreign Corrupt Practices Act and any other applicable anti-corruption Laws.

“Authority” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity, agency, court or authority (foreign, federal, state or local) exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Business” means the business of (i) providing calibration and certification for test and measurement instrumentation including, without limitation, dimensional calibration, electronic calibration, physical calibration, thermal calibration, flow calibration, and pipette calibration, and (ii) selling test and measurement instrumentation.

“Business Day” means any day other than a day on which banks in New York, New York are required or authorized to be closed.

“Buyer Share” means a share of Buyer’s common stock, par value $0.50 per share.

“Buyer Share Price” means $104.16, which is the volume weighted (based on the number of Buyer Shares traded on each day that the closing price is used in this calculation) average of the closing sale prices of Buyer Shares on the Nasdaq Stock Market for the 30 consecutive trading days ending on December 6, 2024 (which is the date that is two trading days prior to the Closing Date).

“Cash Consideration Amount” means $69,000,000.

“Cash on Hand” means all cash and cash equivalents of the Company, calculated as of the Effective Time (and prior to giving effect to any transactions contemplated by this Agreement), determined in accordance with GAAP, and subject to the next sentence (which, for the avoidance of doubt, may be a negative number). For the avoidance of doubt, Cash on Hand shall be calculated (i) net of (A) all issued but uncleared checks and drafts, ACH transactions and other wire transfers issued by the Company to the extent such checks, drafts, ACH transactions or other wire transfers have not yet cleared and are not included as current liabilities in the calculation of Closing Working Capital as finally determined pursuant to Section 1.3(b), (B) any cash and cash equivalents of the Company that is distributed or otherwise paid to any Seller Party or any Seller Party’s Affiliates prior to the Effective Time and (C) investment securities (including equity securities and certificates of deposit); and (ii) shall include all checks, ACH transactions and other wire transfers and drafts deposited or received by the Company and available for deposit for the account of the Company, and to the extent not included as current assets in the calculation of Closing Working Capital as finally determined pursuant to Section 1.3(b).

“Closing Cash” means the amount of Cash on Hand as of the Effective Time.

“Closing Indebtedness” means the amount of Indebtedness of the Company outstanding as of immediately prior to the Closing (without giving effect to the transactions contemplated herein), as determined in accordance with GAAP.

“Closing Tax-Gross Up Payment Capital” means the amount of the Tax Gross-Up Payment, as determined in accordance with the terms and conditions of, and subject to the adjustments described in, Section 1.3.

“Closing Transaction Expenses” means, to the extent not paid by Seller, the Company or otherwise prior to the Closing Date, the amount of Transaction Expenses accrued or outstanding as of the Effective Time (without giving effect to the transactions contemplated herein), as determined in accordance with GAAP.

“Closing Working Capital” means the value, as of the Effective Time, of the current assets of the Company, less the aggregate amount of current Liabilities of the Company, all as determined in accordance with GAAP and the accounting principles used to calculate the example calculation on Exhibit C, and in accordance with the terms and conditions of, and subject to the adjustments described in, Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” “has the meaning set forth in the Recitals to this Agreement, provided, that for the avoidance of doubt, the Parties agree that, except as set forth in the Recitals or as the context otherwise requires (for purposes of distinguishing between the Company and the Predecessor Company), “Company” shall be deemed to reference, collectively, the Company and any predecessor thereof (including the Predecessor Company).

“Contract” means any written or oral contract, lease, license, loan or credit agreement, bond, debenture, note, mortgage, indenture, supply agreement, sale or purchase order, or any other binding agreement, commitment, arrangement or understanding.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“Encumbrances” means all liens, charges, mortgages, pledges, security interests or other encumbrances of any kind.

“Environmental Laws” means all, federal, state and local laws, rules, regulations, ordinances, codes, common law, judgments, orders, consent agreements and legally-binding requirements, work practices, and standards relating to (i) the protection of the environment (including air, surface and subsurface water, drinking water supplies, surface and subsurface land, the interior of any building or building component, soil and natural resources) or human health (including without limitation occupational health and safety) or (ii) Hazardous Substances, as such Laws are enacted and in effect on or prior to the Closing Date.

“Environmental Liabilities” shall mean, with respect to any Person, all Liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred, based upon, related to, or arising under or pursuant to any Environmental Laws, or which relates to any environmental, health or safety condition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, as defined in Section 414 of the Code, or is otherwise required to be aggregated with the Company under Section 414(o) of the Code.

“Estimated Cash Payment” means an amount equal to the total of (a) the Cash Consideration Amount, minus (b) the Escrow Amount, plus (c) the Estimated Closing Cash, minus (d) the amount, if any, by which Estimated Closing Working Capital is less than Target Closing Working Capital Floor, plus (e) the amount, if any, by which Estimated Closing Working Capital is greater than Target Closing Working Capital Ceiling, minus (f) the Estimated Closing Indebtedness, plus (g) the Estimated Tax Gross-Up Payment, minus (h) the Estimated Closing Transaction Expenses.

“Final Cash Payment” means an amount equal to the total of (a) the Cash Consideration Amount, minus (b) the Escrow Amount, plus (c) the Final Closing Cash, minus (d) the amount, if any, by which Final Closing Working Capital is less than Target Closing Working Capital Floor, plus (e) the amount, if any, by which Final Closing Working Capital is greater than Target Closing Working Capital Ceiling, minus (f) the Final Closing Indebtedness, plus (g) the Estimated Tax Gross-Up Payment, minus (h) the Final Closing Transaction Expenses.

“Final Closing Cash” means the Closing Cash set forth in the Final Closing Statement, as finally determined pursuant to Section 1.3.

“Final Closing Indebtedness” means the Closing Indebtedness set forth in the Final Closing Statement, as finally determined pursuant to Section 1.3.

“Final Tax Gross-Up Payment” means the Closing Tax Gross-Up Payment set forth in the Final Closing Statement, as finally determined pursuant to Section 1.3.

“Final Closing Transaction Expenses” means the Closing Transaction Expenses set forth in the Final Closing Statement, as finally determined pursuant to Section 1.3.

“Final Closing Working Capital” means the Closing Working Capital set forth in the Final Closing Statement, as finally determined pursuant to Section 1.3.

“Fraud” means the making of a representation, warranty or covenant set forth in this Agreement by a Party with a specific intent to deceive another Party or to induce such other Party to enter into this Agreement, and requires that at the time such representation, warranty, or covenant was made or given (i) in the case of a representation, such representation was inaccurate, (ii) such Party making or giving the representation, warranty, or covenant had actual knowledge of the inaccuracy of such representation, (iii) such Party had the intent to induce such other Party to whom such representation, warranty, or covenant was made or given to act or refrain from acting in reliance upon it and (iv) such other Party to whom such representation, warranty or covenant was made or given acted in reliance on such inaccurate representation, warranty, or covenant and suffered injury as a result of such inaccuracy. For the avoidance of doubt, (x) the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness, and (y) only the Party hereto who committed a Fraud shall be responsible for such Fraud and only to the Party alleged to have suffered from such alleged Fraud.

“GAAP” means United States generally accepted accounting principles consistently applied throughout the relevant periods.

“General Enforceability Exceptions” means general principles of equity and by bankruptcy, insolvency or similar Laws and general equitable principles affecting the rights of creditors generally.

“Government Official” means (i) any director, officer, employee, agent or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Authority, or anyone otherwise acting in an official capacity on behalf of an Authority; (ii) any candidate for public or political office; (iii) any royal or ruling family member; or (iv) any agent or representative of any of those Persons listed in subcategories (i) through (iii).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Authority

“Hazardous Substances” means any and all hazardous or toxic substances, materials, and wastes, solid wastes, industrial wastes, pollutants, contaminants, polychlorinated biphenyls, asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions thereof, radioactive materials and wastes, and any and all other chemicals, substances, materials and wastes defined under Environmental Law.

“Indebtedness” means all principal, interest, premiums, penalties or other Liabilities related to (a) all indebtedness for borrowed money, (b) all obligations (contingent or otherwise) for the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business) (including notes payable to the sellers of such property or services), (c) all other obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (e) all obligations as lessee or lessees under leases that have been or should be, in accordance with GAAP, recorded as capital leases, excluding real property leases, (f) all obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) all obligations owing pursuant to factoring agreements for accounts receivable, (h) all obligations in respect of unfunded pensions, (i) all obligations of the type referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by the Company, or in effect guaranteed directly or indirectly by the Company through an agreement (1) to pay or purchase such obligations or to advance or supply funds for the payment or purchase of such obligations, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such obligations or to assure the holder of such obligations against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss; provided, that such Indebtedness referred under this clause (i) is of the type that would be reflected as debt on a balance sheet prepared in accordance with GAAP, (j) all Indebtedness of the type referred to in clauses (a) through (i) above secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and Contract rights) owned by the Company, even though such Person has not assumed, become liable for or guaranteed the payment of such Indebtedness, (k) all Liabilities of under or in connection with any accrued bonuses and deferred compensation bonuses (including all related Taxes, including the employers share of any payroll Taxes attributable to such amounts and any amounts payable pursuant to Section 280G of the Code (or any corresponding provision of Law) or to offset or gross-up any Person for any excise Taxes, income Taxes or other Taxes related to such amounts), and (l) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums or penalties payable upon repayment of any items of Indebtedness of the type referred to in clauses (a) through (i) above.

“Interim Balance Sheet” means the balance sheet of the Company as of the Interim Balance Sheet Date, as set forth in the Financial Statements.

“Interim Balance Sheet Date” means September 30, 2024.

“Interim Financial Statement” has the meaning set forth in Section 3.6.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all industrial designs and integrated circuit topography rights, (i) all other proprietary rights, and (j) all copies and tangible embodiments thereof (in whatever form or medium).

“IRS” means the Internal Revenue Service.

“knowledge”, “to the knowledge” or “known” and words of similar import means the actual knowledge of a natural person or, with respect to a Person that is not a natural person, the actual knowledge of the directors and officers of such Person, in each case after due inquiry.

“Laws” means any federal, state or local law (including, without limitation, principles of common law), statute, ordinance, regulation, Permit, certificate, judgment, order, award or other legally enforceable determination, decision or requirement of any Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means any and all losses, Liabilities, damages, penalties, obligations, awards, fines, deficiencies, demands, interest, claims (including third party claims whether or not meritorious), costs and expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) resulting from, arising out of or incident to any matter for which indemnification is provided under this Agreement, but excluding special or punitive damages, except in connection with (i) claims based upon Fraud or (ii) damages or losses awarded to a third party against an Indemnified Party in connection with Losses indemnified under this Agreement.

“Material Adverse Effect” means any circumstance or event which is material and adverse to the business, properties, operations, condition (financial or otherwise), or results of operations of the Company. For purposes of this definition of Material Adverse Effect, the effect of any matter as to any past period shall be determined based on its actual effect.

“Off-the-Shelf Software” means unmodified commercially-available, off-the-shelf, click-wrap, shrink-wrap or similar software obtained from a Person (a) on general commercial terms and which is generally available on similar commercial terms, and (b) which is not distributed as “open source software” or “free software” or under a similar licensing or distribution model.

“Ordinary Course of Business” means, with respect to the Company, the ordinary course of business consistent with the Company’s past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means, for any entity, its constituent or organizational documents, including, in the case of a corporation, its articles or certificates of incorporation and its bylaws and, in the case of a limited liability company, its articles of organization or certificate of formation (or similar document) and its operating agreement or limited liability company agreement.

“Permitted Encumbrances” means (i) statutory liens for Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Interim Financial Statements in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business and securing sums that are not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings, and for which adequate reserves have been established on the Interim Financial Statements in accordance with GAAP and do not otherwise constitute a breach of or an event of default under any Lease.

“Person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, or other entity.

“Personal Information” means, in addition to any information described as Personal Information by applicable Privacy Law, any information that is maintained by the Company that identifies or is reasonably capable of identifying a natural person.

“Privacy Laws” means all applicable, federal, state or municipal laws governing the collection, use, disclosure and/or retention of Personal Information.

“Restricted Territory” means North America.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Stock Consideration Amount” means $10,000,000.

“Target Closing Working Capital Ceiling” means $2,730,213.

“Target Closing Working Capital Floor” means $2,530,213.

“Tax” means (i) any federal, state, local or non-U.S. income, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, property taxes (real or personal), including unpaid property taxes, premium, windfall profits, environmental assessments, alternative or add-on minimum, custom duties, capital stock, profits, social security (or similar), unemployment, disability, estimated, or any other tax of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, whether disputed or not, and (ii) any obligation to indemnify or otherwise assume or succeed to any Liability described in clause (i) hereof of any other Person whether by Contract or under common law doctrine of de facto merger and successor liability or otherwise.

“Tax Gross-Up Payment” means the amount that causes (i) the net after-Tax proceeds to the Seller Parties resulting from the sale of the Company Units (and the deemed asset sale) to Buyer following the Reorganization to be equal to (ii) the net after-Tax proceeds that Shareholder would have received had he sold the Predecessor Shares to Buyer without the Reorganization (assuming the Reorganization did not occur), taking into account any increase or change in the character of the Seller Parties’ income, the Allocation, any Taxes imposed on the Tax Gross-Up Payment, and all appropriate state, federal and local Tax implications.

“Tax Return” means any return, report, information return or other document (including any related or supporting information or any amended return) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, or collection of any Tax paid or payable by or with respect to the Company or the administration of any laws, regulations, or administrative requirements relating to any such Tax.

“Transaction Expenses” means (without duplication), (i) the collective amount payable by the Company, or Liabilities of the Company that were incurred by the Company or the Seller Parties to, outside legal counsel, accountants, advisors, brokers and other Persons in connection with the transactions contemplated by this Agreement or otherwise arising by consummation of the transactions contemplated hereby, including 100% of the costs and expenses of obtaining any third party consents (including customer consents), 100% of the filing fees incurred by the Company in connection with any filing by the Company with an Authority, 100% of the costs and expenses relating to the Reorganization, and 100% of the costs and expenses (including Taxes) arising in connection with the transfer of the Excluded Assets; (ii) the Seller R&W Insurance Expense, (iii) 50% of the costs and expenses of the Escrow Agent payable under the Escrow Agreement; and (iv) all Liabilities of the Company under or in connection with any severance arrangements, stay bonuses, incentive bonuses, transaction bonuses (including the Transaction Bonuses), termination and change of control arrangements, and similar obligations that are triggered in whole or in part by the consummation of the transactions contemplated by this Agreement (including all related Taxes, including the employer’s share of any payroll Taxes attributable to such amounts (including the Transaction Bonus Taxes) and any amounts payable pursuant to Section 280G of the Code (or any corresponding provision of Law) or to offset or gross-up any Person for any excise Taxes, income Taxes or other Taxes related to the foregoing items).

9.2

Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

“401(k) Plans”	5.6
“Accounts Receivable”	3.10(a)
“Action”	3.13
“Ancillary Agreements”	3.1
“Agreement”	Preamble
“Benefit Plans”	3.18(a)
“Buyer”	Preamble
“Buyer Cap”	7.2(c)
“Buyer Indemnified Parties”	7.2(a)
“Closing”	2.1
“Closing Date”	2.1
“Closing Shares”	1.2(b)(iii)
“Company”	Preamble
“Company Units”	Recitals
“Confidential Information”	5.1
“Effective Time”	2.1
“Escrow Agent”	1.2(b)(i)
“Escrow Agreement”	1.5
“Escrow Amount”	1.2(b)(i)
“Escrow Period”	1.5

“Estimated Closing Indebtedness”	1.3(a)
“Estimated Closing Statement”	1.3(a)
“Estimated Closing Transaction Expenses”	1.3(a)
“Estimated Closing Working Capital”	1.3(a)
“Excluded Assets”	1.6
“Financial Statements”	3.6
“Final Closing Statement”	1.3(b)
“Fundamental Representations”	7.1
“Indemnified Party”	7.3(a)
“Indemnifying Party”	7.3(a)
“Independent Accountant”	1.3(e)
“Interim Financial Statements”	3.6
“IT Systems”	3.11(d)
“New Lease Agreements”	2.2(a)(v)
“Leased Real Property”	3.9(b)
“Licensed Intellectual Property”	3.11(a)
“Litigation Conditions”	7.3(a)
“Material Contracts”	3.12(a)
“Material Owned Intellectual Property”	3.11(a)
“Notice of Disagreement”	1.3(d)
“Party”	Preamble
“Parties”	Preamble
“Permits”	3.14
“Pre-Closing Tax Period”	6.1
“Predecessor Company”	Recitals
“Purchase Price”	1.2(a)
“R&W Insurer”	2.2(a)(iv)
“R&W Insurance Policy”	2.2(a)(iv)
“Real Property Leases”	3.9(b)
“Releasing Party”	5.5
“Registration Rights Agreement”	2.2(a)(iii)
“Reorganization”	Recitals
“Reorganization Documents”	Recitals
“Restricted Period”	5.2(a)
“Seller Indemnified Parties”	7.2(b)
“Seller”	Preambles
“Seller Cap”	7.2(c)
“Seller Parties”	Recitals
“Seller R&W Insurance Expense”	5.6
“Shareholder”	Preamble
“Significant Customer”	3.21
“Significant Supplier”	3.22
“Straddle Period”	6.2
“Taxing Authority”	3.16(a)

“Third Party Claim”	7.3(a)
“Threshold”	7.2(c)
“Transaction Bonuses”	1.7
“Transaction Bonus Taxes”	1.7
“Transfer Taxes”	6.3

[Signature page follows.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf as of the date first above written.

BUYER:
TRANSCAT, INC.

By:	/s/ Thomas Barbato
Name:	Thomas Barbato
Title:	Chief Financial Officer

SELLER:
martin holding inc.

By:	/s/ Richard L. Brion
Name:	Richard L. Brion
Title:	Chief Executive Officer

SHAREHOLDER:

/s/ Richard L. Brion
Richard L. Brion

[Signature Page to Membership Unit Purchase Agreement]

Exhibit A

Description of Reorganization Documents

Exhibit B

Registration Rights Agreement

Exhibit C

Net Working Capital